Exhibit 2.1

PURCHASE AND SALE AGREEMENT

AMONG

OSMETECH PLC,

OSMETECH TECHNOLOGY INC.,

OSMETECH INC.

and

OSMETECH GMBH

and

IDEXX SCIENCES, INC.

and

IDEXX LABORATORIES, INC.

December 15, 2006

TABLE OF CONTENTS

ARTICLE I	ASSET PURCHASE	1

1.1	Purchase and Sale of Assets; Assumption of Liabilities	1
1.2	Purchase Price and Related Matters	2
1.3	The Closing	3
1.4	Post-Closing Adjustment	4
1.5	Consents to Assignment	6
1.6	Further Assurances	7
1.7	Withholding Obligations	7

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	7

2.1	Organization, Qualification and Corporate Power	8
2.2	Authority	8
2.3	Noncontravention	8
2.4	Financial Statements	9
2.5	Absence of Certain Changes	9
2.6	Undisclosed Liabilities	9
2.7	Tax Matters	9
2.8	Ownership of Property	11
2.9	Owned Real Property	12
2.10	Leased Real Property	12
2.11	Intellectual Property	12
2.12	Contracts	14
2.13	Government Contracts	15
2.14	Entire Business	17
2.15	Litigation	17
2.16	Employment Matters	17
2.17	Employee Benefits	17
2.18	Environmental Matters	18
2.19	Legal Compliance	19
2.20	Permits	20
2.21	Business Relationships with Affiliates	20
2.22	Brokers' Fees	21
2.23	Inventory	21
2.24	Accounts Receivable	21
2.25	Insurance	21
2.26	Products Liability and Warranty Matters	21
2.27	Customers and Suppliers	22

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE BUYER REGARDING THE BUYER PARTIES	22

3.1	Organization	23
3.2	Authority	23
3.3	Noncontravention	23
3.4	Litigation	24
3.5	Financing	24

- i -

ARTICLE IV	PRE-CLOSING COVENANTS	24

4.1	Closing Efforts	24
4.2	Operation of Business	24
4.3	AIM Rules and Parent Shareholder Approval	26
4.4	Parent Shareholders Meeting	26
4.5	Access	26
4.6	Exclusivity; No Change in Recommendation	27
4.7	Employee Bonus Program	28
4.8	FIRPTA Affidavit	28
4.9	Supplemental Disclosure	28

ARTICLE V	CONDITIONS PRECEDENT TO CLOSING	28

5.1	Conditions to Obligations of the Buyer	28
5.2	Conditions to Obligations of the Sellers	30

ARTICLE VI	INDEMNIFICATION	31

6.1	Indemnification by the Parent	31
6.2	Indemnification by the Buyer	31
6.3	Claims for Indemnification	32
6.4	Survival	33
6.5	Limitations on Indemnification by the Parent	33
6.6	Limitations on Indemnification by the Buyer	34
6.7	Exclusive Remedy	34
6.8	Treatment of Indemnification Payments	35
6.9	Investigation	35
6.10	Guarantee	35
6.11	General Limitations on Indemnification	35

ARTICLE VII	TAX MATTERS	35

7.1	Preparation and Filing of Tax Returns; Payment of Taxes	36
7.2	Allocation of Certain Taxes	36
7.3	Cooperation on Tax Matters; Tax Audits	36
7.4	Termination of Tax Sharing Agreements	37

ARTICLE VIII	TERMINATION	37

8.1	Termination of Agreement	37
8.2	Effect of Termination	38
8.3	Termination Fee	38

- ii -

ARTICLE IX	EMPLOYEE MATTERS	39

9.1	Offers of Employment	39
9.2	Employee Bonus Program	39
9.3	Service Credit	39
9.4	Transfer of German Employees	39
9.5	Assumption of Deferred Compensation	40

ARTICLE X	OTHER POST-CLOSING COVENANTS	40

10.1	Access to Information; Record Retention; Cooperation	40
10.2	Non-Solicitation and No Hiring	42
10.3	Non-Competition	42
10.4	Novation of Government Contracts	43
10.5	Collection of Accounts Receivable	44
10.6	Payment of Assumed Liabilities	45
10.7	Insurance	45
10.8	Use of Name for Transition Period	45
10.9	Use of Retained Marks in Transferred Technology	46

ARTICLE XI	DEFINITIONS	46

ARTICLE XII	MISCELLANEOUS	59

12.1	Press Releases and Announcements	59
12.2	No Third Party Beneficiarie	60
12.3	Action to be Taken by Affiliates	60
12.4	Entire Agreement	60
12.5	Succession and Assignment	60
12.6	Notices	61
12.7	Amendments and Waivers	61
12.8	Severability	61
12.9	Expenses	62
12.10	Specific Performance	62
12.11	Governing Law	62
12.12	Submission to Jurisdiction	62
12.13	Construction	62
12.14	Foreign Exchange Converions	63
12.15	Waiver of Jury Trial	63
12.16	Incorporation of Exhibits and Schedules	63
12.17	Counterparts and Facsimile Signature	63

- iii -

      Disclosure Schedule

Schedules:

Schedule 1.1(b)	—	Excluded Assets and Excluded Liabilities
Schedule 1.4	—	Calculation of Net Asset Value as of September 30, 2006
Schedule 2.12	—	Standard Terms and Conditions of placeCitySale
Schedule 4.2(b)	—	Operation of Business
Schedule 5.1(g)	—	Required Third Party Consents and Governmental Filings
Schedule 5.1(j)	—	Required Assignments of Inventions
Schedule 9.4	—	German Employees

Exhibits:
—
Exhibit A-1	—	Form of Bill of Sale for German Assets
Exhibit A-2	—	Form of Bill of Sale for Non-German Assets
Exhibit B	—	Form of Patent Assignment
Exhibit C	—	Form of Trademark Assignment
Exhibit D	—	Form of Copyright Assignment
Exhibit E-1	—	Form of Assumption Agreement for German Liabilities
Exhibit E-2	—	Form of Assumption Agreement for Non-German Liabilities

- iv -

PURCHASE AND SALE AGREEMENT

        This PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into as of December 15, 2006 among Osmetech plc, a public limited company incorporated in England and Wales with registered number 02849544 (the “Parent”), Osmetech Technology Inc., a Delaware corporation (“OST”), Osmetech Inc., a Delaware corporation (“OSI”), and Osmetech GmbH, a company organized under the laws of Germany (“OSG”) (the Parent, OST, OSI and OSG are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”), IDEXX Sciences, Inc., a Delaware corporation (the “Buyer”), and IDEXX Laboratories, Inc., a Delaware corporation (for the limited purpose stated herein). The Sellers and the Buyer are referred to collectively herein as the “Parties.”

INTRODUCTION

        1.        The Sellers are engaged, among other matters, in the Business.

        2.        The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the assets of the Sellers used in or relating to the Business (other than assets excluded pursuant hereto), subject to the assumption of certain related liabilities and upon the terms and subject to the conditions set forth herein.

        3.        Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XI.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
ASSET PURCHASE

        1.1        Purchase and Sale of Assets; Assumption of Liabilities.

                (a)       Transfer of Assets. On the basis of the representations, warranties, covenants and agreements, and subject to the satisfaction or waiver of the conditions, set forth in this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from each Seller, all of such Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Security Interests.

                (b)       Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the Excluded Assets.

                (c)       Assumed Liabilities. On the basis of the representations, warranties, covenants and agreements, and subject to the satisfaction or waiver of the conditions, set forth in this Agreement, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.

                (d)       Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include the Excluded Liabilities.

        1.2        Purchase Price and Related Matters.

                (a)       Purchase Price. In consideration for the sale and transfer of the Acquired Assets, the Buyer shall at the Closing assume the Assumed Liabilities as provided in Section 1.1(c) and shall pay to the Sellers the Cash Consideration in immediately available funds (together, the “Purchase Price”) to an account or accounts designated by the Parent. The Purchase Price is subject to adjustment as provided in Section 1.4.

                (b)       Allocation of Purchase Price. The Adjusted Purchase Price shall be allocated among the Acquired Assets and the covenant contained in Section 10.3 as follows:

                        (i)        the Buyer shall prepare and deliver in writing to the Parent, within 30 days following the final determination of the Adjusted Purchase Price pursuant to Section 1.4, a schedule setting forth a proposed allocation of the Adjusted Purchase Price among the Acquired Assets acquired from each Seller and the covenant contained in Section 10.3. The Parent shall deliver to the Buyer, within 30 days after delivery of such allocation schedule, either a notice indicating that the Parent accepts such allocation schedule or a statement detailing its objections to such allocation schedule. If the Parent delivers to the Buyer a notice accepting the Buyer’s allocation schedule, or if the Parent does not deliver a written objection within such 30-day period, then, effective as of the earlier of the date of delivery of such notice of acceptance or as of the close of business on such 30th day, such allocation schedule shall be deemed to be accepted by the Parent. If the Parent timely objects to the Buyer’s schedule and the Parent and the Buyer cannot reach agreement on such allocation within 30 days following the date that the Parent notified the Buyer of the objection, then the Parent and the Buyer shall jointly engage the Neutral Accountant. Within 30 days of its engagement, the Neutral Accountant shall determine an allocation schedule based upon its appraisal of the fair value of the assets and the covenant among which the Adjusted Purchase Price is to be allocated (based only upon submissions by the Buyer and the Parent, and not upon any independent investigation). The Neutral Accountant shall limit the scope of its review to those disputed items from the Parent’s notice of objection which the Buyer and the Parent shall have failed to resolve. The Parent and the Buyer agree to provide to the Neutral Accountant such information as the Neutral Accountant may reasonably request in connection with the preparation of such schedule and shall request that the Neutral Accountant prepare and deliver to the Buyer and the Parent such allocation schedule as promptly as practicable. The Parent and the Buyer shall share equally the fees and expenses of the Neutral Accountant for its services under this Section 1.2(b).

                        (ii)        the resolution by the Neutral Accountant of the matters set forth in this Section 1.2(b) shall be conclusive and binding upon the Buyer and the Parent absent manifest error. The Buyer and the Parent agree that the procedure set forth in this Section 1.2(b) for resolving disputes with respect to the allocation of the Adjusted Purchase Price shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce any ruling of the Neutral Accountant.

                        (iii)        the Buyer and the Sellers agree to allocate the Adjusted Purchase Price among the Acquired Assets and the covenant set forth in Section 10.3 for all purposes (including financial accounting and Tax purposes) in accordance with such allocation. Each of the Parent and the Buyer shall prepare or cause to be prepared IRS Forms 8594 in accordance with such allocation and consistent with one another and in accordance with the Code and Treasury Regulations. Such Forms shall be delivered to one another for review prior to filing with the IRS.

        1.3        The Closing.

                (a)       Time and Location. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on the Closing Date. The Closing shall be deemed to be effective as of 11:59 p.m., Eastern Time, on the Closing Date.

                (b)       Actions at the Closing.

        At the Closing:

                        (i)        the Sellers shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments, agreements and documents required to be delivered under Section 5.1;

                        (ii)        the Buyer shall deliver (or cause to be delivered) to the Sellers the various certificates, instruments, agreements and documents required to be delivered under Section 5.2;

                        (iii)        the appropriate Sellers shall execute and deliver Bills of Sale in substantially the forms attached hereto as Exhibits A-1 and A-2;

                        (iv)        each Seller owning patents or patent applications included in the Acquired Assets shall execute and deliver a Patent Assignment in substantially the form attached hereto as Exhibit B;

                        (v)        each Seller owning registered trademarks included in the Acquired Assets shall execute and deliver a Trademark Assignment in substantially the form attached hereto as Exhibit C;

                        (vi)        each Seller owning registered copyrights included in the Acquired Assets shall execute and deliver a Copyright Assignment in substantially the form attached hereto as Exhibit D;

                        (vii)        the Sellers and the Buyer shall execute and deliver such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets owned by the Sellers;

                        (viii)        the appropriate Buyer Parties shall execute and deliver to the Sellers Assumption Agreements in substantially the forms attached hereto as Exhibits E-1 and E-2;

                        (ix)        the Buyer and the Sellers shall execute and deliver to each other Transition Services Agreements in forms reasonably acceptable to the Parties;

                        (x)        each Seller shall transfer to the Buyer all the books, records, files and other data (or copies thereof) within the possession of such Seller relating to the Acquired Assets and reasonably necessary for the continued operation of the Business by the Buyer (other than any Excluded Assets);

                        (xi)        the Buyer shall pay to the Sellers the Cash Consideration by wire transfer of immediately available funds into one or more accounts designated by the Sellers;

                        (xii)        the Sellers shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature owned by the Sellers;

                        (xiii)        the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above;

                        (xiv)        each of the Business Employees who is party to a written employment agreement or contract with any Seller, other than any German Employee, shall deliver a written termination or cancellation of such employment agreement or contract in form and substance reasonably satisfactory to the Sellers, and OSG’s managing director (Geschäftsführer), Mr. Hans Josef Koller, shall deliver a cancellation agreement in form and substance reasonably satisfactory to the Buyer;

                        (xv)        each of the Business Employees who is an officer or director of any Seller or any Affiliate thereof shall deliver his or her written resignation from such positions to the Sellers; and

                        (xvi)        the Parties shall execute and deliver to each other an amendment (in form and substance reasonably satisfactory to the Parties) to each of the following agreements removing the Parent as a party thereto: (A) the Development, Supply and Distribution Agreement (Blood Gas Analyzers) effective August 5, 2004 among OSI, IDEXX Operations, Inc. and IDEXX Europe B.V.; and (B) the Development and Supply Agreement (Aquamarine) effective August 5, 2004 among OSI, IDEXX Operations, Inc. and IDEXX Europe B.V.

        1.4        Post-Closing Adjustment. The Cash Consideration set forth in Section 1.2(a) shall be subject to adjustment after the Closing Date as follows:

                (a)        Within 30 days after the Closing Date, the Buyer shall prepare and deliver to the Parent the Closing Statement. The Closing Statement shall be prepared in accordance with UK GAAP and on a consistent basis with the accounting principles, practices, procedures, policies, methods, format and presentation that were employed in the preparation of the Most Recent Balance Sheet and the calculation of the Net Asset Value as of September 30, 2006, which is attached hereto as Schedule 1.4 by way of example.

                (b)        The Parent shall deliver to the Buyer, within 30 days after delivery by the Buyer to the Parent of the Closing Statement, either a notice indicating that the Parent accepts the Closing Statement or a statement describing the Parent’s objections to the Closing Statement, which statement of objections shall describe in detail the specific nature and amount of each objection and shall state in detail all bases upon which the Parent believes the Closing Statement is not in conformity with the requirements set forth in Section 1.4(a). If the Parent delivers to the Buyer a notice accepting the Closing Statement, or the Parent does not deliver a written objection to the Closing Statement within such 30-day period, then, effective as of the earlier of the date of delivery of such notice of acceptance or as of the close of business on such 30th day, the Closing Statement shall be deemed to be accepted by the Parent.

                (c)        If the Parent timely objects to the Closing Statement, such objections shall be resolved as follows:

                        (i)        The Buyer and the Parent shall first use reasonable efforts to resolve such objections.

                        (ii)        If the Buyer and the Parent are able to resolve such objections within 30 days after delivery to the Buyer of such statement of objections, the Buyer and the Parent shall, within 30 days after delivery of such statement of objections, jointly prepare and sign a statement setting forth the Net Asset Value, which amount shall reflect the resolution of objections agreed to by the Buyer and the Parent.

                        (iii)        If the Buyer and the Parent do not reach a resolution of all objections set forth on the Parent’s statement of objections within 30 days after delivery of such statement of objections, the Buyer and the Parent shall, within 30 days after the expiration of such 30-day period, (A) jointly prepare and sign a statement setting forth (1) those objections (if any) that the Buyer and the Parent have resolved and the resolution of such objections and (2) the Unresolved Objections and (B) engage the Neutral Accountant to resolve the Unresolved Objections.

                        (iv)        The Buyer and the Parent shall jointly submit to the Neutral Accountant, within 10 days after the date of the engagement of the Neutral Accountant (as evidenced by the date of the engagement agreement), a copy of the Closing Statement, a copy of the statement of objections delivered by the Parent to the Buyer, and the joint statement referred to in Section 1.4(c)(iii)(A) above. Each of the Buyer and the Parent shall submit to the Neutral Accountant (with a copy delivered to the other Party on the same day), within 30 days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Parent may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other Party on the same day), within 60 days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other Party. Unless requested by the Neutral Accountant in writing, neither the Buyer nor the Parent may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

                        (v)        The Buyer and the Parent shall instruct the Neutral Accountant (A) to limit the scope of its review and authority to resolving the Unresolved Objections, and (B) to issue a ruling which sets forth the resolution of each Unresolved Objection and includes a statement setting forth the Net Asset Value, reflecting the Neutral Accountant’s resolution of the Unresolved Objections.

                        (vi)        The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Sellers absent manifest error. The Buyer and the Sellers agree that the procedure set forth in this Section 1.4(c) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

                        (vii)        The Buyer and the Parent shall share equally the fees and expenses of the Neutral Accountant for its services under this Section 1.4(c).

                (d)        If the Net Asset Value as shown on the Final Closing Statement is less than the Benchmark Net Asset Value, the Cash Consideration shall be reduced by such deficiency and the Parent shall pay or cause to be paid to the Buyer, by wire transfer or other delivery of immediately available funds, within three Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.4, an amount equal to such deficiency. If the Net Asset Value as shown on the Final Closing Statement exceeds the Benchmark Net Asset Value, the Cash Consideration shall be increased by such excess amount and the Buyer shall pay or cause to be paid to the Sellers, by wire transfer or other delivery of immediately available funds, within three Business Days after the date on which the Final Closing Statement is finally determined pursuant to this Section 1.4, an amount equal to such excess.

        1.5        Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof. If a Deferred Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights, then, in each such case, (a) the Deferred Item shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price or Adjusted Purchase Price, (b) from and after the Closing, the Sellers and the Buyer will cooperate, in all commercially reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, and (c) until such Deferred Consent is obtained, the Sellers and the Buyer will cooperate, in all commercially reasonable respects, to provide to the Buyer the benefits or liabilities, as the case may be, under the Deferred Item to which such Deferred Consent relates (with the Buyer entitled to all the gains and responsible for all the losses, Taxes, liabilities and/or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then the Buyer and the Sellers shall enter into such commercially reasonable arrangements (including subleasing or subcontracting if permitted) to provide to the Parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or permit, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder, and the performance by the Buyer of the obligations thereunder on a prompt and punctual basis. Notwithstanding the foregoing, in the case of any contract that is a Government Contract, Section 10.4, and not this Section 1.5, shall apply.

        1.6        Further Assurances.

                (a)        At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the other Party or Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

                (b)        The Parent, in its capacity as OSG’s sole shareholder, herewith gives its explicit consent to the sale and transfer of substantially the entire business of OSG to the Buyer or an Affiliate of the Buyer.

        1.7        Withholding Obligations. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to the Sellers pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax law and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from the Sellers. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers. To the knowledge of the Buyer, subject to any changes in applicable laws, rules or regulations (as reasonably determined by the Buyer) from the date of this Agreement through the dates on which the consideration payable under this Agreement is to be paid, and assuming that the affidavit described in Section 4.8 of this Agreement has been delivered to the Buyer, there will be no tax withholding from consideration otherwise payable to the Sellers pursuant to this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        The Sellers jointly and severally represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date hereof, and will be true and correct as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which such case representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this Agreement, the phrase “to the knowledge of the Sellers” or any phrase of similar import shall mean the actual knowledge of the following individuals after reasonable investigation: A. Marek, D. Sandlilands, J. White, H.J. Koller, C. Southerland, G. Priest, T. Barton, C. Lin, B. Heitz and J. Bohm. For purposes of this Agreement, “reasonable investigation” by a person shall mean the inquiring by such person of all such person’s direct reports.

        2.1        Organization, Qualification and Corporate Power. Each of the Sellers is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect. Each Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

        2.2        Authority. Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and such Ancillary Agreements and (assuming that the Required Shareholder Approval is obtained) the consummation by such Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of such Seller. Assuming that the Required Shareholder Approval is obtained, this Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by each Seller (to the extent a party thereto) and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the other parties thereto, constitutes or will constitute a valid and binding obligation of each Seller (to the extent a party thereto), enforceable against each Seller (to the extent a party thereto) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

        2.3        Noncontravention. Subject to compliance with applicable antitrust or trade regulation laws and to the achievement of Required Shareholder Approval and except as set forth in Section 2.3 of the Disclosure Schedule, neither the execution and delivery by any Seller of this Agreement or the Ancillary Agreements to which such Seller will be a party, nor the consummation by any Seller of the transactions contemplated hereby or thereby, will:

                (a)        conflict with or violate any provision of the charter or bylaws or comparable organizational documents of such Seller;

                (b)        require on the part of any Seller any filing with, or any Permit, authorization, consent or approval of, any Governmental Entity, except for any filing, Permit, authorization, consent or approval that has been obtained;

                (c)        conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which the Business is bound or to which any of the Acquired Assets is subject; or

                (d)        violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Business or the Acquired Assets.

        2.4        Financial Statements. Section 2.4 of the Disclosure Schedule includes copies of the Financial Statements. The Financial Statements have been prepared in accordance with UK GAAP and the methodologies described in the footnotes thereto and fairly present, in all material respects, the financial condition and combined results of operations and cash flows of the Business as of the respective dates thereof and for the periods referred to therein in accordance with such methodologies, except as set forth in the Disclosure Schedule and subject to the absence of footnotes and to customary year-end adjustments of the types described in Section 2.4 of the Disclosure Schedule.

        2.5        Absence of Certain Changes. Except as set forth in Section 2.5 of the Disclosure Schedule, since the Balance Sheet Date, (a) there have not been any adverse changes in the financial condition or results of operations of the Business, except for any changes that would not reasonably be expected to result in a Business Material Adverse Effect and (b) none of the Sellers has taken any of the actions (or permitted any of the events to occur) set forth in clauses (i) through (ix) of Section 4.2(b).

        2.6        Undisclosed Liabilities. The Business does not have any liability of a nature which is material to the Business, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Balance Sheet Date in the ordinary course of business or in connection with this Agreement and the transactions contemplated hereby, (c) contractual and other liabilities which are not required by UK GAAP to be reflected on a balance sheet, (d) the Excluded Liabilities, (e) liabilities set forth in Section 2.6 of the Disclosure Schedule, and (f) liabilities arising under the executory portion of any contract or Permit by which any Seller or the Business is bound.

        2.7        Tax Matters.

                (a)        Each of the Sellers has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Sellers has paid on a timely basis all Taxes that were due and payable. All Taxes that the Sellers were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

                (b)        The Parent has delivered to the Buyer or made available to the Buyer for inspection, in each case to the extent material to the operation of the Business following the Closing, (i) complete and correct copies of all Tax Returns of the Sellers and any Affiliated Group (but, in the case of any such Affiliated Group, only the portions of such Tax Returns relating to the Sellers) relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all material private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Sellers or, to the extent related to the income, business, assets, operations, activities or status of the Sellers, submitted by, received by or agreed to by or on behalf of any Affiliated Group, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The Income Tax Returns of the Sellers and each other member of an Affiliated Group with respect to an Affiliated Period have been audited by the Internal Revenue Service or the applicable Taxing Authority or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.7(b) of the Disclosure Schedule. No examination or audit of any Tax Return of the Sellers or any other member of an Affiliated Group with respect to an Affiliated Period by any Governmental Entity is currently in progress or, to the knowledge of the Sellers, threatened or contemplated. None of the Sellers nor any other member of an Affiliated Group with respect to an Affiliated Period has been informed by any jurisdiction that the jurisdiction believes that any Seller or any other member of an Affiliated Group was required to file any Tax Return that was not filed. None of the Sellers nor any other member of an Affiliated Group with respect to an Affiliated Period has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes.

                (c)        None of the Sellers (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Sellers or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

                (d)        There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Business, other than with respect to Taxes not yet due and payable.

                (e)        None of the Sellers has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4)).

                (f)        Section 2.7(f) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which any of the Sellers files, is required to file or has been required to file, a Tax Return or is or has been liable for any Taxes on a “nexus” basis with respect to the Business.

                (g)        Section 2.7(g) of the Disclosure Schedule sets forth a complete and accurate list of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between any of the Sellers and a Governmental Entity.

                (h)        The foregoing representations and warranties may not be relied upon by the Buyer or any Buyer Party for purposes of preparing Tax returns for periods ending after the Closing Date.

        2.8        Ownership of Property.

                (a)        The applicable Seller is the true and lawful owner of, and has good and marketable title to, or is licensed or otherwise possesses valid rights to use, all of the personal property, tangible and intangible, relating to the Business (other than the Excluded Assets or personal property referred to in Section 2.8(d)) (the “Personal Property”), free and clear of all Security Interests. Except as set forth in Section 2.8(a) of the Disclosure Schedule, no financing statement under the Uniform Commercial Code with respect to any of the Personal Property is active in any jurisdiction, and none of the Sellers has signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.

                (b)        Each piece of tangible Personal Property (i) is in working order free from material defects (reasonable wear and tear excepted, and in each case taking into account age), (ii) has been and shall through the Closing be maintained in a manner consistent with the past maintenance practices of the applicable Seller, (iii) is suitable in all material respects for the purposes for which it presently is used and (iv) conforms in all material respects with all applicable laws (including rules and regulations thereunder).

                (c)        Section 2.8(c) of the Disclosure Schedule lists individually (i) all pieces of Personal Property which are fixed assets (within the meaning of UK GAAP) having a book value greater than $1,000, indicating the cost, location, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Balance Sheet Date, and (ii) all other Personal Property of a tangible nature (other than inventories) whose book value exceeds $10,000.

                (d)        Each item of equipment, motor vehicle and other asset that is being transferred to the Buyer hereunder and that any Seller has possession of pursuant to a lease agreement or other similar contractual arrangement (i) is in working order free from material defects (reasonable wear and tear excepted, and in each case taking into account age), (ii) has been and shall through the Closing be maintained in a manner consistent with the past maintenance practices of the applicable Seller, (iii) is suitable in all material respects for the purposes for which it presently is used and (iv) conforms in all material respects with all applicable laws (including rules and regulations thereunder).

        2.9       Owned Real Property. None of the Sellers owns or has ever owned any real property that is or was used in or related to the Business.

        2.10        Leased Real Property. Section 2.10 of the Disclosure Schedule lists all Leases. The Sellers have delivered to the Buyer complete and accurate copies of the Leases (as amended to date). With respect to each such Lease, except as set forth in Section 2.10 of the Disclosure Schedule:

                (a)        the Lease is a valid and binding obligation of the applicable Seller and, to the knowledge of the Sellers, each other party to such Lease;

                (b)        none of the Sellers nor, to any Seller’s knowledge, any other party to the Lease is in material breach or default, and, to the Sellers’ knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                (c)        none of the Sellers has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of the Lease;

                (d)        such Lease is assignable by the applicable Seller to the Buyer without the consent or approval of any party;

                (e)        to the knowledge of the Sellers, there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

                (f)        all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

                (g)        none of the Sellers is aware of any Security Interest, easement, covenant or other restriction applicable to the leasehold interest applicable to such Lease which would materially adversely affect the current uses or the occupancy by the applicable Seller.

        2.11        Intellectual Property.

                (a)        The Disclosure Schedule lists all issued patents and all trademarks, service marks, trade names, logos, registered copyrights, domain names and pending applications for any of the foregoing that are owned by each applicable Seller and constitute Business Intellectual Property. The applicable Seller owns, or is licensed or otherwise possesses valid rights to use, each item of Business Intellectual Property used in the conduct of the Business.

                (b)        With respect to the Business, none of the Sellers is named in any currently pending suit, action or proceeding which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any third party.

                (c)        Each applicable Seller has performed the obligations required to be performed by it under the terms of any agreement pursuant to which the applicable Seller has rights in any Business Intellectual Property, and none of the Sellers nor, to the knowledge of the Sellers, any third party is in default under any such agreement.

                (d)        Other than rights and licenses granted in the ordinary course of business, none of the Sellers has granted to any third party any license or right to the commercial use of any of the Business Intellectual Property.

                (e)        There are no pending, or, to the knowledge of the Sellers, threatened claims in writing made against the Sellers within the past three years alleging that (i) any of the Business Intellectual Property or the Business infringes or conflicts with any Third Party Rights or (ii) the Sellers have misappropriated any Third Party Rights used in the conduct of the Business.

                (f)        Neither the operation of the Business nor any activity by the Sellers with respect to the Business nor any of the Business Intellectual Property infringes or conflicts with any Third Party Rights; provided however that the foregoing representation and warranty is made as to the knowledge of the Sellers solely with respect to any Business Intellectual Property that is licensed to the Sellers pursuant to the Roche Diagnostic License Agreement. Neither the Sellers nor any of their respective employees, has misappropriated any Third Party Rights in the conduct of the Business. The Sellers have not received any written communications in the past three years alleging that any of the Business Intellectual Property is invalid or unenforceable. To the knowledge of the Sellers, no third party has violated or infringed on or is violating or infringing on any of the Business Intellectual Property. Except as set forth in Section 2.11(f) of the Disclosure Schedule, the Sellers do not have any licenses or other agreements under which they are granted rights by others in any Business Intellectual Property.

                (g)        No current or former employee or consultant of the Sellers owns or, to the knowledge of the Sellers, has claimed any rights in or to, any of the Business Intellectual Property that is purported to be owned by the Sellers, and no employee of the Sellers involved in research or development of products for the Business has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than the Sellers.

                (h)        Except as set forth in Section 2.11(h) of the Disclosure Schedule, each of the Sellers (i) has not directly or indirectly licensed or granted to anyone rights of any nature with respect to any of the Business Intellectual Property; and (ii) is not obligated to and does not pay royalties or other fees to anyone with respect to the ownership, use, license or transfer of any of the Business Intellectual Property.

                (i)        Each of the Sellers has taken reasonable security measures to protect the secrecy, confidentiality and value of all Business Trade Secrets.

        2.12        Contracts.

                (a)        Section 2.12(a) of the Disclosure Schedule lists all of the following contracts or agreements to which any Seller is a party as of the date of this Agreement that are used in or related to the Business (other than contracts or agreements relating to Excluded Assets or Excluded Liabilities):

                        (i)        any agreement (or group of related agreements with the same party which relates to the same transaction) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $50,000;

                        (ii)        other than purchase orders made in the ordinary course of business consistent with past practices, any agreement (or group of related agreements with the same party which relates to the same transaction) for the purchase of products or services under which the undelivered balance of such products and services is in excess of $50,000;

                        (iii)        any agreement (or group of related agreements with the same party which relates to the same transaction) which involves a payment to be made to any Seller in excess of $50,000, either pursuant to a contract with a customer of the Business or pursuant to any other contract or agreement for the sale of products or services entered into outside of the ordinary course of business;

                        (iv)        any agreement for the acquisition by any Seller of any operating business, whether by merger, stock purchase or asset purchase, except for any such business which did not or will not become part of the Business;

                        (v)        any partnership, joint venture or other similar contract, arrangement or agreement;

                        (vi)        any agreement that prohibits or restricts the Business from freely operating anywhere in the world or that restricts any Seller from competing in any line of business or with any person or entity;

                        (vii)        any agreement involving any executive officers, directors or employees of the Business providing annual base compensation at a rate in excess of $50,000;

                        (viii)        any severance, “stay pay” or termination agreement with any officer or other employee of the Business;

                        (ix)        any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                        (x)        any contract or agreement which by its terms does not terminate or is not terminable by the applicable Seller for any reason without penalty within six (6) months after the date hereof (but excluding any contract or agreement that is terminable with less than $50,000 penalty);

                        (xi)        any contract with any dealer, sales representative, sales agent or distributor;

                        (xii)        other than any off-the-shelf or “shrink-wrap” license agreement, any license agreement (as licensor or licensee); and

                        (xiii)        any agreement with any customer for the manufacture, sale or provision of products or services on terms and conditions substantially different from the standard terms and conditions of sale previously provided to the Buyer and attached hereto as Schedule 2.12.

                (b)        The Sellers have delivered or made available to the Buyer a complete and accurate copy of each Designated Contract. Each Designated Contract is a valid and binding obligation of the applicable Seller, and, to the knowledge of the Sellers, of each other party thereto, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. None of the Sellers nor, to the knowledge of the Sellers, any other party to any Designated Contract, is in default in complying with any material provisions thereof.

        2.13        Government Contracts.

                (a)        Section 2.13(a)(1) of the Disclosure Schedule sets forth a complete list of all Government Contracts to which any Seller is a party or has been a party since March 31, 2003. Section 2.13(a)(2) of the Disclosure Schedule sets forth a complete and accurate list of all outstanding bids and proposals for prospective Government Contracts to which any Seller would be the awardee. To the knowledge of any Seller, all Sellers are materially in compliance with the requirements of all Government Contracts.

                (b)        None of the Sellers has at any time since March 31, 2003 been suspended or debarred from performing Government Contracts, or, to the knowledge of any Seller, is currently the subject of a threatened or proposed debarment or suspension. Except as set forth on Section 2.13(b) of the Disclosure Schedule, neither the execution nor closing of the transactions contemplated by this Agreement on the part of any Seller will cause any Government Contract to become void or voidable solely due to the consummation of the transactions contemplated hereby.

                (c)        To the knowledge of the Sellers, there are no protests filed with any Governmental Entity challenging the award of any Government Contract awarded to any Seller.

                (d)        There are no abatements, refunds, price reductions or price reduction notifications due to be made by any Seller to any Governmental Entity under any Government Contract, and there are no outstanding claims against any Seller by a Governmental Entity or by any prime contractor, subcontractor or vendor arising under any Government Contract with respect to the Business. To the knowledge of the Sellers, there are no disputes between any Seller and a U.S. Governmental Entity under the Contract Disputes Act or any other federal statute or between any Seller and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract with respect to the Business. There are no pending, planned or anticipated claims by any Seller against any Governmental Entity, prime contractor or subcontractor arising out of or relating to any Government Contract.

                (e)        There are no pending indictments, civil or criminal investigations or audits by any Governmental Entity (including without limitation the U.S. Department of Justice, Government Accountability Office, Defense Contract Audit Agency, Office of Federal Contract Compliance Programs, any Inspector General, or any other auditing or investigatory component of any contract-issuing U.S. Governmental Entity) of the Business or any Business Employee with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract, and, to the knowledge of any Seller, no such investigations or audits have been threatened.

                (f)        Since March 31, 2003, none of the Sellers has made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract with respect to the Business, and none of the Sellers nor any of their respective employees has made any intentional misstatement or omission in connection with any voluntary disclosure that has led to any of the consequences set forth in paragraph (e) or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

                (g)        No Governmental Entity has provided government-furnished equipment or other property in connection with any Government Contract relating to the Business.

                (h)        To the knowledge of any Seller, none of the Sellers is in violation, or has been in violation at any time since March 31, 2003, of applicable laws or regulations with respect to (i) False Claims or procurement fraud, (ii) defective pricing under the Truth in Negotiations Act, (ii) bribery, (iv) gifts and gratuities, (v) subcontractor kickbacks, (vi) soliciting or obtaining access to sensitive source selection information in violation of the Procurement Integrity Act, (vii) employment of former government employees, which violation could result in the suspension or debarment of any Seller from performing Government Contracts, termination of a Government Contract for default by any Seller, or a claim or enforcement proceeding against any Seller.

                (i)        None of the Sellers has received a cure notice; show cause notice; stop work order; or written notice of termination for convenience, non-funding, or non-renewal under any current Government Contract.

                (j)        None of the Sellers has any agreements, contracts or commitments that require it to obtain or maintain a security clearance. Section 2.13(j) of the Disclosure Schedule sets forth all Business Intellectual Property constituting either (1) a subject invention (as defined at 35 U.S.C. §201(e)) made or first actually reduced to practice in the performance of work under a Government Contract, or (2) technical data, computer software or computer software documentation first produced in the performance of a Government Contract.

        2.14         Entire Business. Except for the Excluded Assets and any Deferred Items, and except as provided in the Transition Services Agreements, the Acquired Assets are, when utilized by a labor force substantially similar to that employed by the Sellers in connection with the Business on the date hereof, and when utilized in substantially the same manner as utilized by the Sellers on or prior to the date hereof, adequate immediately after the Closing to conduct the Business as currently conducted.

        2.15         Litigation. The Disclosure Schedule lists, as of the date of this Agreement, each (a) judgment, order, decree, stipulation or injunction of any Governmental Entity naming any Seller that relates to the Business and (b) action, suit or proceeding by or before any Governmental Entity to which any Seller is a party that relates to the Business.

        2.16        Employment Matters.

                (a)        With respect to the Business, the Sellers are currently in compliance in all material respects with, and have at all times complied in all material respects with, all applicable laws governing the hiring, employment and classification of employees. Section 2.16(a) of the Disclosure Schedule contains a complete and accurate list of all Business Employees, describing for each such Business Employee, the position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary, monthly/weekly/hourly rates of compensation, average scheduled hours per week, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to such Business Employee at the Closing or otherwise in connection with the transactions contemplated hereby. Section 2.16(a) of the Disclosure Schedule contains a complete and accurate list of all Contingent Workers, describing for each Contingent Worker such individual’s role in the Business, fee or compensation arrangements and other contractual terms with the applicable Seller.

                (b)        Except as set forth in Section 2.16(b) of the Disclosure Schedule, each current Business Employee has entered into a confidentiality, non-competition and non-solicitation agreement with the applicable Seller, copies of which have previously been delivered or made available to the Buyer.

                (c)        None of the Sellers is a party to or bound by any collective bargaining agreement relating to the Business, nor has any Seller, with respect to the Business, experienced, since 2003, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

                (d)        To the knowledge of the Sellers, no Key Employee has any plans to terminate employment with any of the Sellers (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer.

                (e)        Section 2.16(e) of the Disclosure Schedule contains a complete list of OSG’s established operating practices (betriebliche Übung).

        2.17        Employee Benefits.

                (a)        Section 2.17(a) of the Disclosure Schedule contains a complete and accurate list of all Business Benefit Plans. Complete and accurate copies of all Business Benefit Plans and all related trust agreements, insurance contracts and summary plan descriptions have been made available to the Buyer.

                (b)        The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed.

                (c)        No ERISA Affiliate has ever maintained or been required to contribute to any Employee Benefit Plan subject to Title IV of ERISA or to any Multiemployer Plan.

                (d)        No act or omission has occurred and no condition exists with respect to any Business Benefit Plan maintained by any Seller, any of their respective Affiliates or any ERISA Affiliate that would subject the Buyer to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Business Benefit Plans for Business Employees or any Seller and their beneficiaries).

                (e)        There are no unfunded obligations under any Business Benefit Plan providing welfare benefits after termination of employment to any Business Employee (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other similar applicable laws.

                (f)        Each Business Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A or IRS Notice 2005-1, as applicable. No Business Benefit Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Business Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

        2.18        Environmental Matters. Except as described or identified in Section 2.18 of the Disclosure Schedule:

                (a)        the Business’ operations at the Leased Real Property (i) are currently in compliance in all material respects with applicable Environmental Laws; (ii) have since March 31, 2003 complied in all material respects with applicable Environmental Laws; and (iii) to the knowledge of the Sellers, have prior to March 31, 2003, complied in all material respects with, applicable Environmental Laws;

                (b)        to the knowledge of the Sellers, there is no pending civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or claim relating to any Environmental Law involving any of the Leased Real Property or any property formerly owned or operated by the Business;

                (c)        the applicable Seller has those material Permits, licenses and approvals required under Environmental Law to operate the Leased Real Property as currently operated by such Seller;

                (d)        no Materials of Environmental Concern have been Released by the Business at any Leased Real Property in violation of applicable Environmental Law; and

                (e)        the Sellers do not have any knowledge of any liability under Environmental Laws of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used in connection with the operations of the Business.

        2.19        Legal Compliance. Each Seller, with respect to the Business, has been since March 31, 2003 and remains in material compliance with all applicable laws (including rules and regulations thereunder) of any federal, state or foreign government, or any Governmental Entity, in effect with respect to the Business, including laws and regulations administered or enforced by the FDA (or equivalent foreign Governmental Entities), and including but not limited to Good Laboratory Practices, Good Clinical Practices, advertising and promotion, pre- and post-marketing adverse event reporting, and the Quality System Regulation (QSR) and Good Manufacturing Practices. Except as set forth in Section 2.19 of the Disclosure Schedule, none of the Sellers has received written notice of, or to the Sellers’ knowledge are subject to, any pending or threatened civil, criminal or administrative action, suit, proceeding, hearing, demand letter, investigation, claim, complaint, demand, request for information, or notice relating to the Business. Except as set forth in Section 2.19 of the Disclosure Schedule, the Sellers have not since March 31, 2003 received any written notice of adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, safety alert, mandatory or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action with respect to the Business. The Sellers have provided or made available to the Buyer copies of all communications in their possession, including written correspondence, as well as telephone notes, memoranda, meeting notes, or minutes reflecting oral communications, between the Sellers and the FDA or any other applicable Governmental Entity that pertain to the Sellers’ ability lawfully to manufacture, market or distribute their product(s), or assessing compliance of the Sellers’ operations with respect to the Business with the Federal Food, Drug, and Cosmetic Act (“FD&C Act”) and its implementing regulations or other applicable laws and regulations, including foreign and state laws and regulations, including without limitation, copies of (a) all warning letters, untitled letters, notices of adverse findings and similar written correspondence received by the Sellers and (b) all inspection reports and lists of observations, including Establishment Inspection Reports (EIRs) and Form FDA 483s, relating to inspections for compliance with the FD&C Act. The Sellers’ operations with respect to the Business have been since March 31, 2003, and are in material compliance with the FD&C Act and its implementing regulations or other applicable laws and regulations. The Sellers have delivered or made available to the Buyer true and correct copies of (i) all Medical Device Reports (MDRs), (ii) all MedWatch forms received by the Sellers, and (iii) all Vigilance Reports or similar reports (each capitalized term used in this sentence, unless defined herein, has the meaning given to such term in 21 C.F.R. § 803 and Directive 98/79/EC). To the knowledge of the Sellers, the Sellers have not, with respect to the Business, employed in any capacity any individual who has been debarred pursuant to the FD&C Act. The Sellers have not committed any act, made any statement or failed to make any statement that would breach the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar laws, rules, regulations or policies, whether under the jurisdiction of the FDA or a similar entity in any other jurisdiction, and any amendments or other modifications thereto.

        2.20        Permits. Section 2.20 of the Disclosure Schedule lists all Permits relating to the operation and activities of the Business. The Sellers have delivered or made available to the Buyer true and correct copies of each investigational device exemption, premarket notification or 510(k), Substantially Equivalent Letter and Not Substantially Equivalent Letter, documentation for 510(k) exemption, 510(k) modification analysis, justification for marketing without 510(k) clearance, Premarket Approval Application (“PMA”) and PMA Supplement, PMA approval letter, all written requests for additional information and written responses thereto, and any other application and authorization from any Governmental Entity. Each Permit listed in the Disclosure Schedule is in full force and effect, and none of the Sellers is in material violation of or default under any Permit. No suspension or cancellation of any such Permit has been threatened in writing. The Business Products meet or exceed all specifications required under all applicable Permits. No Business Product has been marketed, advertised, sold or distributed as having or meeting any other certification, standard, clearance or approval other than the Permits or has otherwise been introduced into interstate commerce other than in material compliance with the Permits. The Permits include, but are not limited to, those required in order for the applicable Seller to conduct the Business under federal, state, local or foreign statutes, ordinances, orders, requirements, rules, regulations, Environmental Laws and laws pertaining to public health and safety, worker health and safety, buildings, highways or zoning. None of the Permits is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. The Sellers have not made any false statements on, or omissions from, any notifications, applications, approvals, reports and other submissions to any Governmental Entity or in or from any other records and documentation prepared or maintained to comply with the requirements of any Governmental Entity.

        2.21        Business Relationships with Affiliates. Except for employment arrangements with any of the Business Employees, Section 2.21 of the Disclosure Schedule lists any agreements with respect to the Business whereby any Affiliate of any Seller, directly or indirectly, (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any material claim or cause of action against the Business, or (c) owes any money to, or is owed any money by, the Business. Except for employment arrangements with any of the Business Employees, Section 2.21 of the Disclosure Schedule describes any commercial transactions or relationships between any of the Sellers and any Affiliate thereof with respect to the Business which occurred or have existed since the beginning of the time period covered by the Financial Statements.

        2.22        Brokers’ Fees. None of the Sellers has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement that would constitute an Assumed Liability.

        2.23        Inventory. All of the Business Inventory as of September 30, 2006 is set forth in Section 2.23 of the Disclosure Schedule. On the Closing Date, the Business Inventory will be of the type, quantity and quality maintained by the Business consistent with past practices. All of the items included in the Business Inventory are of a quality reasonably saleable in the ordinary course of business of the Business, except to the extent written down or reserved against in the Most Recent Balance Sheet or the Closing Statement. To the knowledge of the Sellers, the Business Products constituting instruments, instrumentation or consumables sold by the Sellers to distributors of the Business since the Balance Sheet Date are of a quantity that is reasonably anticipated to be sold in the ordinary course of business. The values of the Business Inventory items as set forth in Section 2.23 of the Disclosure Schedule are true and correct in all material respects and reflect valuations not in excess of the net realizable values of such items in the ordinary course of business and were determined in accordance with UK GAAP consistently applied.

        2.24        Accounts Receivable. The accounts and loans receivable of the Business as of September 30, 2006 (and the aging thereof) are set forth in Section 2.24 of the Disclosure Schedule. All accounts and loans receivable of the Business arose from bona fide transactions relating to the sale of products or the provision of services in the ordinary course of business and are and will be at the Closing valid and enforceable claims and subject to no setoff or counterclaim, except in each case to the extent reserved or provided for in the Most Recent Balance Sheet or the Closing Statement. There are no accounts or loans receivable from any director, officer, employee or Affiliate of any of the Sellers. Since January 1, 2006, each of the Sellers has collected its accounts receivable in the ordinary course of business and in a manner consistent with past practices and has not accelerated any such collections in any material respect.

        2.25        Insurance. Section 2.25 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) relating to the Business to which any Seller is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been denied or disputed by the underwriter of such policy, and each applicable Seller is otherwise in compliance in all material respects with the terms of such policies. None of the Sellers has received written notice of any threatened termination of any such policy. To the knowledge of the Sellers, such policies of insurance are of the type and in amounts customarily carried by persons conducting business similar to that of the Business.

        2.26        Products Liability and Warranty Matters. There are no existing or, to the knowledge of the Sellers, threatened products liability, warranty, failure to adequately warn or any other similar claims against any Seller for any Business Products. There are no written statements, citations, correspondence or decisions by any Governmental Entity stating that any Business Product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Entity. There have been no written notices of recall served on any Seller by any Governmental Entity with respect to any Business Product since March 31, 2003. There is no (a) duty to recall any Business Product or duty to warn customers of a defect in any Business Product, (b) latent or overt design, manufacturing or other defect in any Business Product, or (c) liability for warranty or other claims or returns with respect to any Business Product except in the ordinary course of business consistent with the past experience of the Business for such kind of claims and liabilities. The reserves for warranty obligations of the Business reflected on the Most Recent Balance Sheet are reasonable in amount, are consistent with the past practice of the Sellers with respect to the Business and are adequate for the continued operation of the Business in the manner in which it is currently conducted. No written notice of claim has been served against any Seller for material renegotiation or price redetermination of any Business transaction. Section 2.26 of the Disclosure Schedule sets forth all warranties made by any Seller in respect of the Business Products. The Business Products perform in all material respects in accordance with their respective documented specifications and as any Seller has warranted to its customers.

        2.27        Customers and Suppliers. Section 2.27 of the Disclosure Schedule sets forth a true and complete list of all customers, sales representatives, dealers and distributors (whether pursuant to a commission, royalty or other arrangement) who accounted for $50,000 or more of the sales of the Business for the twelve (12) months ended October 31, 2006, showing with respect to each, the name and dollar value involved (collectively, the “Customers and Distributors”). Section 2.27 of the Disclosure Schedule also sets forth a true and complete list of all suppliers of the Business to whom during the twelve (12) months ended October 31, 2006, the Business made payments aggregating $50,000 or more, showing with respect to each, the name and dollar value involved (the “Suppliers”). No Customer or Distributor or Supplier has canceled or otherwise terminated its relationship with the applicable Seller, or, during the last twelve (12) months, has decreased materially its services, supplies or materials provided to the applicable Seller or its usage or purchase of the services or products of the applicable Seller nor, to the knowledge of the Sellers, has any Customer, Distributor or Supplier communicated any plan or intention to do any of the foregoing. Except for those agreements listed in Section 2.12(a)(xiii) of the Disclosure Schedule, all agreements with customers of the Business to which any Seller is a party are on terms and conditions substantially similar to the standard terms and conditions of sale previously provided to the Buyer and attached hereto as Schedule 2.12.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
REGARDING THE BUYER PARTIES

        The Buyer, on behalf of itself, IDEXX Laboratories, Inc. and any other Buyer Party, represents and warrants to each Seller that the statements contained in this Article III are true and correct as of the date hereof, and will be true and correct as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). For purposes of this Agreement, the phrase, “to the knowledge of the Buyer” or any phrase of similar import shall mean the actual knowledge of the following individuals after reasonable investigation: John Rogers, Michael Williams and Paul te Boekhorst. For purposes of this Agreement, “reasonable investigation” by a person shall mean the inquiring by such person of all such person’s direct reports.

        3.1        Organization. Each Buyer Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to have a Buyer Material Adverse Effect.

        3.2        Authority. Each Buyer Party has all requisite corporate power and authority to execute and deliver this Agreement (in the case of the Buyer) and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Buyer Party of this Agreement (in the case of the Buyer) and such Ancillary Agreements and the consummation by such Buyer Party of the transactions contemplated hereby and thereby have been validly authorized by all necessary company action on the part of such Buyer Party. This Agreement has been (in the case of the Buyer), and such Ancillary Agreements will be, validly executed and delivered by such Buyer Party and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Sellers, constitutes or will constitute a valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

        3.3        Noncontravention. Subject to compliance with the applicable requirements of applicable antitrust or trade regulation laws, neither the execution and delivery by such Buyer Party of this Agreement (in the case of the Buyer) or the Ancillary Agreements to which such Buyer Party will be a party, nor the consummation by such Buyer Party of the transactions contemplated hereby or thereby, will:

                (a)        conflict with or violate any provision of the organizational documents of such Buyer Party;

                (b)        require on the part of such Buyer Party any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval that has been obtained;

                (c)        conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which such Buyer Party is a party or by which such Buyer Party or its assets are bound; or

                (d)        violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, such Buyer Party or any of its properties or assets.

        3.4        Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to the Buyer’s knowledge, threatened against, any Buyer Party which would adversely affect such Buyer Party’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

        3.5        Financing. At the Closing, each Buyer Party will have sufficient sources of financing in order to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including without limitation payment to the Sellers of the Cash Consideration at the Closing.

ARTICLE IV
PRE-CLOSING COVENANTS

        4.1        Closing Efforts.

                (a)        Subject to the terms hereof, including Section 4.1(b), each of the Parties shall use reasonable commercial efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using reasonable commercial efforts to: (i) obtain all Third Party Consents, (ii) effect all Governmental Filings, including as necessary to effect a transfer of ownership to the Buyer of any applicable regulatory approvals, registrations, licenses or authorizations, and (iii) otherwise comply in all material respects with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. The Parent shall bear any out-of-pocket costs associated with obtaining such Third Party Consents. Each of the Parties shall promptly notify each of the other Parties of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

                (b)        Each of the Parties shall use reasonable commercial efforts to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby, and shall cooperate with each other to contest any challenges to the transactions contemplated hereby by any Governmental Entity. Each of the Parties shall promptly inform each other of any material communication received by such Party from any Governmental Entity regarding any of the transactions contemplated hereby (unless the provision of such information would (i) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement or (ii) cause the loss of the attorney-client privilege with respect thereto).

        4.2        Operation of Business.

                (a)        During the period from the date of this Agreement until the Closing Date, each of the Sellers shall:

                        (i)        conduct the operations of the Business in the ordinary course, consistent with past practices;

                        (ii)        maintain the assets, properties, facilities and equipment of the Business in good working order and condition as of the date hereof (excluding ordinary wear and tear) and maintain the goodwill of the Business;

                        (iii)        perform in all material respects all of its obligations under all agreements relating to or affecting the Business or the assets, liabilities, properties, equipment or rights thereof;

                        (iv)        use commercially reasonable efforts to preserve the Business organization intact; retain the Business’s present employees and maintain the relationships and agreements with the Business’s suppliers, distributors and customers, all in a manner consistent with past practices;

                        (v)        continue in full force and effect all existing insurance policies (or comparable insurance) relating to the Business in accordance with past practices; and

                        (vi)        comply in all material respects with all Permits, rules, laws and regulations applicable to the Business.

                (b)        Except as set forth in Schedule 4.2(b), prior to the Closing, with respect to the Business, none of the Sellers shall, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed):

                        (i)        sell, assign, transfer, lease, exchange or dispose of any portion of the Acquired Assets, except for sales of inventory in the ordinary course of business consistent with past practice;

                        (ii)        grant any rights to severance benefits, “stay pay” or termination pay to any Business Employee, or increase the compensation or other benefits payable or potentially payable to, any Business Employee under any previously existing severance benefits, “stay-pay” or termination pay arrangements;

                        (iii)        make any capital expenditures or commitments therefor with respect to the Business in an amount in excess of $10,000 in the aggregate;

                        (iv)        acquire any operating business, whether by merger, stock purchase, asset purchase or otherwise (except for any business that will not become part of the Business);

                        (v)        increase the current compensation or benefits of, or current level of payments to, or enter into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Business Employees;

                        (vi)        materially amend the terms of any existing Business Benefit Plan, except as required by law;

                        (vii)        materially change the accounting principles, methods or practices, except in each case to conform to changes in UK GAAP;

                        (viii)        enter into (A) any contract, agreement, obligation or commitment, except in the ordinary course of business consistent with past practice, or (B) any distribution agreement; or

                        (ix)        agree in writing or otherwise to take any of the foregoing actions.

        4.3        AIM Rules and Parent Shareholder Approval. Immediately upon, or prior to, signing this Agreement, the Parent, acting through the Parent’s Board of Directors, shall (a) prepare and post the Shareholder Circular, which shall be subject to prior review by the Buyer, to each of its shareholders, setting out those matters required by the AIM Rules and seeking the consent of its shareholders to the Parent Proposal; and (b) thereafter comply in all material respects with all aspects of the AIM Rules that are relevant to the Parent Proposal, including (but not limited to) those further matters set out in Rule 15 of the AIM Rules.

        4.4        Parent Shareholders Meeting. The Parent, acting through the Parent’s Board of Directors, shall take all actions in accordance with applicable law, its Articles of Association and the AIM Rules to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of the shareholders of the Parent for the purpose of considering and voting upon the Parent Proposal (the “Parent Shareholders Meeting”). Subject always to the fiduciary duties of the Parent’s Board of Directors, as determined in good faith by the Parent’s Board of Directors after consultation with outside counsel, the Parent’s Board of Directors shall recommend adoption of the Parent Proposal by the shareholders of the Parent and include such recommendation in the Shareholder Circular. The Parent shall post with the Shareholder Circular a Form of Proxy for shareholders to vote on the Parent Proposal at the Parent Shareholders Meeting, such Form of Proxy to comply with the Parent’s Articles of Association.

        4.5        Access.

                (a)        Each Seller shall permit representatives of the Buyer to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the officers, key employees, counsel and auditors of the Sellers as well as the premises, properties, financial and accounting records, contracts and other records and documents, of or pertaining to the Business. Prior to the Closing, the Buyer and its representatives shall not contact or communicate with the customers, distributors or suppliers of any Seller in connection with the transactions contemplated by this Agreement, except with the prior written consent of the Parent. Notwithstanding the foregoing, prior to the Closing, the Buyer and the Parent shall work together to develop a communications plan for customers, employees, suppliers and distributors of the Business to address questions and concerns regarding the transactions contemplated by this Agreement. The general scope and content of all such communications will be mutually agreed to by the Buyer and the Parent.

                (b)        The Buyer and the Sellers acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by any Seller or any of their respective Affiliates to the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

        4.6        Exclusivity; No Change in Recommendation.

                (a)        Each of the Sellers shall not, and shall require each of their respective managers, employees, directors, officers, partners, Affiliates, attorneys, investment bankers, accountants, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer and its Affiliates) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of substantially all of the stock of any Seller, sale or lease of all or substantially all of any Seller’s assets, or similar significant business transaction involving the Business or any portion thereof (any such inquiry, proposal, offer or discussion, an “Acquisition Proposal”), (ii) furnish any information concerning the Business or the properties or assets of the Business, including any access thereto, to any party with respect to any Acquisition Proposal or (iii) engage in discussions or negotiations with any party (other than the Buyer or its Affiliates) concerning any Acquisition Proposal (other than to communicate this exclusivity).

                (b)        Each of the Sellers shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above are pending that such Seller, as the case may be, is terminating such discussions or negotiations. If any of the Sellers receives any Acquisition Proposal, such Seller shall, within two Business Days after such receipt, notify the Buyer of such Acquisition Proposal, including terms of such Acquisition Proposal (other than the identity of the other party), subject in each case to any confidentiality restrictions under existing contracts entered into prior to the date of this Agreement or applicable law, rule or regulation.

                (c)        Subject always to the fiduciary duties of the Parent’s Board of Directors, as determined in good faith by the Parent’s Board of Directors after consultation with outside counsel, neither the Parent’s Board of Directors nor any committee thereof shall:

                        (i)        withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify the approval or recommendation by the Parent’s Board of Directors or any such committee of this Agreement or the transactions contemplated hereby;

                        (ii)        cause or permit the Parent to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or similar agreement, constituting or relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”); or

                        (iii)        adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

        4.7        Employee Bonus Program. Prior to the Closing, the Parent shall, or shall cause the applicable Seller to, implement an employee bonus program on terms and conditions mutually acceptable to the Parent and the Buyer providing for (a) accelerated vesting of options to purchase ordinary shares of the Parent (with accelerated vesting to occur on the date which is three months following the Closing Date and an exercise period ending on December 31, 2007) and (b) payment to all eligible Business Employees of amounts equal to 100% of their applicable target bonus amounts with respect to 2006 (the “Employee Bonus Program”).

        4.8        FIRPTA Affidavit. At or prior to the Closing, each Seller of a United States real property interest (as defined in Section 897 of the Code) shall have delivered to the Buyer a certificate, duly completed and executed pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code; provided, however, that if the certificate required under this Section 4.8 is not provided, the Buyer may withhold any required Taxes as provided in Section 1.7.

        4.9        Supplemental Disclosure. The Sellers shall promptly notify the Buyer in writing of any event or circumstance occurring subsequent to the date of this Agreement which would cause any representation or warranty of any Seller contained in this Agreement or any Ancillary Agreement to be untrue or inaccurate in any material respect at any time after the date hereof to the Closing Date. No such notice or supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule; provided that if such notice or supplemental information relates to an event or circumstance occurring subsequent to the date hereof (without breach of Section 4.2) and if the Buyer would have the right to terminate this Agreement pursuant to Section 8.1(g) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VI.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

        5.1        Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

                (a)        the representations and warranties of the Sellers set forth in Article II shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii) below), and (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Business Material Adverse Effect (it being agreed that any materiality or Business Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Business Material Adverse Effect for purposes of this clause (ii));

                (b)        each Seller shall have performed or complied with in all material respects the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

                (c)        no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

                (d)     there shall not have occurred since the date hereof any change, effect or circumstance that has had, or could reasonably be expected to have, a Business Material Adverse Effect, which shall include without limitation: (i) any shut-down of the operations of the Business for more than 10 consecutive days for any reason; (ii) the death or incapacity of Alfred P. Marek; (iii) the termination for any reason of the Roche Diagnostic License Agreement; or (iv) the termination by any of the top five distributors or customers of the Business identified in Section 2.27 of the Disclosure Schedule, or any of the top three suppliers of the Business identified in Section 2.27 of the Disclosure Schedule, of its or their relationship(s) with the Business or any material decrease by such persons or entities in the services, supplies or materials purchased, used or provided to or from or by any of the Sellers;

                (e)        the Parent shall have delivered to the Buyer the Parent Certificate;

                (f)        all applicable waiting periods (and any extensions thereof) under applicable foreign antitrust or trade regulation laws shall have expired or otherwise been terminated by the competent authorities, and all necessary authorizations under such laws, if any, shall have been obtained;

                (g)        the Parent shall have obtained the Required Shareholder Approval and provided the Buyer with evidence (reasonably satisfactory to the Buyer) thereof, and the Sellers shall have obtained all Third Party Consents listed in Schedule 5.1(g) and effected all Governmental Filings listed in Schedule 5.1(g);

                (h)        the Buyer shall have received opinions of counsel to the Sellers, in forms mutually agreeable to the Parties;

                (i)        all Key Employees shall have accepted (and not revoked their acceptance of, whether voluntarily, constructively or by death or incapacity) the Buyer’s offers of employment made pursuant to Section 9.1;

                (j)        each Seller shall have delivered to the Buyer an assignment of inventions agreement in a form reasonably acceptable to the Buyer executed by such Seller and each of the individuals listed on Schedule 5.1(j) attached hereto;

                (k)        all obligations of OSI and the participants in the Deferred Compensation Plan set forth in Section 9.5 shall have been performed or complied with as of or prior to the Closing; and

                (l)        the Buyer shall have received such other customary certificates (such as certificates of good standing of the Sellers in their jurisdictions of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

        5.2        Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Sellers) of the following conditions:

                (a)        the representations and warranties of the Buyer set forth in Article III shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i)  for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii) below), and (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Buyer Material Adverse Effect (it being agreed that any materiality or Buyer Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Buyer Material Adverse Effect for purposes of this clause (ii));

                (b)        the Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

                (c)        no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing consummation of the transactions contemplated by this Agreement shall be in effect;

                (d)        the Buyer shall have delivered to the Parent the Buyer Certificate;

                (e)        the Parent shall have obtained the Required Shareholder Approval;

                (f)        all applicable waiting periods (and any extensions thereof) under applicable foreign antitrust or trade regulation laws shall have expired or otherwise been terminated by the competent authorities, and all necessary authorizations under such laws, if any, shall have been obtained; and

                (g)        the Parent shall have received such other customary certificates (such as a certificate of good standing of the Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI
INDEMNIFICATION

        6.1        Indemnification by the Parent. Subject to the terms and conditions of this Article VI, from and after the Closing, the Parent shall indemnify the Buyer in respect of, and hold the Buyer harmless against, all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from or constituting:

                (a)        any breach of a representation or warranty of the Sellers contained in this Agreement, any of the Ancillary Agreements or the Parent Certificate;

                (b)        any failure by any Seller to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement;

                (c)        any Excluded Liabilities;

                (d)        any liability relating to the Sellers’ failure to comply with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors; or

                (e)        notwithstanding whether there is a breach of any of the representations and warranties set forth in Article II (including without limitation, Section 2.26), any claims or obligations (including without limitation, claims for personal injury, death or property damage, but excluding Warranty Obligations) relating to, resulting from or in connection with (i) Business Products or any other products of the Sellers manufactured and sold on or prior to the Closing Date or (ii) Business Products manufactured prior to the Closing Date but sold after the Closing Date.

        6.2        Indemnification by the Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, the Buyer shall indemnify each Seller in respect of, and hold each Seller harmless against, any and all Damages incurred or suffered by any Seller or any Affiliate thereof resulting from or constituting:

                (a)        any breach of a representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or the Buyer Certificate;

                (b)        any failure by the Buyer to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement;

                (c)        any Assumed Liabilities; or

                (d)        notwithstanding whether there is a breach of any of the representations and warranties set forth in Article III, any claims or obligations (including without limitation, claims for personal injury, death or property damage and Warranty Obligations) relating to, resulting from or in connection with Business Products or any other products of the Business or the Buyer, in each case manufactured and sold after the Closing Date.

        6.3        Claims for Indemnification.

                (a)       Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. An Indemnified Party shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party claim and the amount of the Damages claimed. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party. Any Indemnified Party shall cooperate in all reasonable respects (at the Indemnifying Party’s expense) with the Indemnifying Party and its attorneys in the investigation, trial and defense of any third-party claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which have been identified by the Indemnifying Party as being reasonably relevant to such third-party claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall cooperate with each other in any notifications to insurers.

                (b)       Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a Claim Notice. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 12.12.

        6.4        Survival.

                (a)        The representations and warranties of the Sellers and the Buyer set forth in this Agreement, the Ancillary Agreements, the Parent Certificate and the Buyer Certificate shall survive the Closing and the consummation of the transactions contemplated hereby and continue until eighteen (18) months following the Closing Date, at which time they shall expire. Notwithstanding the foregoing, (i) the representations and warranties of the Sellers contained in Sections 2.1 (Organization, Qualification and Corporate Power) and 2.2 (Authority) and of the Buyer contained in Sections 3.1 (Organization) and 3.2 (Authority) shall survive the Closing and the consummation of the transactions contemplated hereby without limitation and (ii) the representations and warranties of the Sellers contained in Sections 2.7 (Tax Matters) and 2.18 (Environmental Matters) shall survive until thirty (30) days following the expiration of all statutes of limitation applicable to the matters referred to therein.

                (b)        If an indemnification claim is properly asserted in writing pursuant to Section 6.3 prior to the expiration of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

        6.5        Limitations on Indemnification by the Parent.

                (a)       Maximum Indemnification. Except for claims based on fraud, (i) the aggregate liability of the Parent for Damages under Section 6.1(a) shall not exceed $12,000,000 and (ii) the aggregate liability of the Parent for all Damages under this Agreement shall not exceed the Purchase Price (the “ Indemnification Cap”).

                (b)       Parent’s Basket. The Parent shall not be liable under Section 6.1(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 6.1(a) exceed $500,000 (the “Parent Basket”) (at which point the Parent shall become liable for the aggregate Damages under Section 6.1(a), and not just amounts in excess of the Parent Basket). For purposes solely of this Article VI, all representations and warranties of the Sellers in Article II (other than Section 2.5) shall be construed as if the term “material” and any reference to “Business Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

                (c)       No Limitation on Certain Claims. Notwithstanding anything in this Agreement to the contrary, the Buyer shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Parent Basket, or any limit on Damages (other than the Indemnification Cap), with respect to Damages under:

                        (i)        Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1 and 2.2;

                        (ii)        Sections 6.1(b), (c), (d) or (e); or

                        (iii)        Article VII.

        6.6        Limitations on Indemnification by Buyer.

                (a)       Maximum Indemnification. Except for claims based on fraud, (i) the aggregate liability of the Buyer for Damages under Section 6.2(a) shall not exceed $12,000,000 and (ii) the aggregate liability of the Buyer for all Damages under this Agreement shall not exceed the Indemnification Cap.

                (b)       Buyer’s Basket. The Buyer shall not be liable under Section 6.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 6.2(a) exceed $500,000 (the “Buyer Basket”) (at which point the Buyer shall become liable for the aggregate Damages under Section 6.2(a), and not just amounts in excess of the Buyer Basket). For purposes solely of this Article VI, all representations and warranties of the Buyer in Article III shall be construed as if the term “material” and any reference to “Business Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

                (c)       No Limitation on Certain Claims. Notwithstanding anything herein to the contrary, the Parent shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Buyer Basket, or any limit on Damages (other than the Indemnification Cap), with respect to Damages under:

                        (i)        Section 6.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 and 3.2;

                        (ii)        Sections 6.2(b), (c) or (d); or

                        (iii)        Article VII.

        6.7        Exclusive Remedy.

                (a)        Except with respect to claims based on fraud and claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Parties with respect to claims resulting from or relating to this Agreement or any Ancillary Agreement, the transactions contemplated hereby and thereby, and any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or in any Ancillary Agreement.

        6.8        Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

        6.9        Investigation. The rights to indemnification set forth in this Agreement shall not be affected by (a) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (b) any waiver by an Indemnified Party of any Closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants. Notwithstanding anything to the contrary, nothing provided in this Section 6.9 shall limit any duty of an Indemnified Party to mitigate Damages under applicable law.

        6.10        Guarantee. IDEXX Laboratories, Inc. hereby affirms all of the representations and warranties made by the Buyer hereunder, and unconditionally guarantees the due and punctual performance of the obligations of the Buyer (or any assignee of the Buyer pursuant to Section 12.5 of this Agreement) under this Agreement and of any Buyer Party under any Ancillary Agreement.

        6.11        General Limitations on Indemnification. The amount of any and all Damages with respect to an indemnity claim will be determined net of any amounts actually recovered by the Indemnified Parties under indemnification agreements or arrangements with third parties or under insurance policies with respect to the Damages to which such indemnity claim relates (and no right of subrogation shall accrue to any third party indemnitor or insurer hereunder) less any reasonable costs incurred in recovering such amounts from such third parties or under such insurance policies. If the amount to be netted hereunder from any payment required under Sections 6.1 or 6.2 is determined after payment of any amount otherwise required to be paid to an Indemnified Party under this Article VI, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VI had such determination been made at the time of, or prior to, such payment.

ARTICLE VII
TAX MATTERS

        7.1        Preparation and Filing of Tax Returns; Payment of Taxes.

                (a)        The Sellers will report as part of their Tax Returns the transactions and results of the operations of the Business and the Acquired Assets for taxable periods or portions thereof ending on or prior to the Closing and the Parent shall pay any and all Taxes attributable thereto (together with any property Taxes allocated to the Sellers in accordance with Section 7.2) and shall indemnify and hold harmless the Buyer from any Taxes of the Sellers (whether or not related to the Business or the Acquired Assets) for periods ending on or prior to the Closing Date.

                (b)        The Sellers shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) arising or incurred in connection with the consummation of the transactions contemplated by this Agreement, whether levied on the Buyer or the Sellers or any of their respective Affiliates. The Sellers shall file any required transfer tax filings, provided the Buyer shall join in any such filing if required by applicable law.

                (c)        The Buyer will report as part of its Tax Returns the transactions and results of the operations of the Business and the Acquired Assets for taxable periods or portions thereof beginning after the Closing, and the Buyer shall pay any and all Taxes attributable thereto (together with any property Taxes allocated to the Buyer in accordance with Section 7.2).

        7.2        Allocation of Certain Taxes. Any property Taxes applicable to the Acquired Assets for a taxable period that includes but does not end on the Closing Date shall be paid by the Buyer or the Parent, as applicable, and such Taxes shall be apportioned between the Buyer and the Parent based on the number of days in the portion of the taxable period that ends on the Closing Date (the “Pre-Closing Tax Period”) and the number of days in the entire taxable period. The Parent shall pay the Buyer an amount equal to any such Taxes payable by the Buyer which are attributable to the Pre-Closing Tax Period, and the Buyer shall pay the Parent an amount equal to any such Taxes payable by any Seller which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date (or thereafter, promptly after request by the Buyer or the Parent if such Taxes are not identified by the Buyer or the Parent on or prior to the Closing Date).

        7.3        Cooperation on Tax Matters; Tax Audits. The Buyer and the Sellers and their respective Affiliates shall cooperate in the preparation of all Tax Returns and the conduct of all Tax Audits or other administrative or judicial proceedings relating to the determination of any Tax for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent relating to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns as is relevant to their preparation (it being understood that the Party requesting production of such materials shall bear the cost of such production). Such cooperation and information also shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Business, and providing copies of all relevant Tax Returns to the extent related to the Business, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess and which are reasonably necessary to assist the requesting Party in the preparation of a Tax Return or to resolve a Tax controversy. The Buyer and the Parent and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

        7.4        Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Business shall be terminated at or prior to the Closing and, after the Closing Date, the Buyer and its Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

ARTICLE VIII
TERMINATION

        8.1        Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

                (a)        the Buyer and the Parent, on behalf of the Sellers, may terminate this Agreement by mutual written consent;

                (b)        the Buyer may terminate this Agreement by written notice to the Parent if the Closing shall not have occurred on or prior to March 31, 2007 (the “Outside Date ”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available if any Buyer Party’s failure to fulfill any of its obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date);

                (c)        the Parent, on behalf of the Sellers, may terminate this Agreement by written notice to the Buyer if the Closing shall not have occurred on or prior to the Outside Date (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available if the failure of any of the Sellers to fulfill any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date);

                (d)        by either the Buyer or the Parent, on behalf of the Sellers, if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing;

                (e)        by either the Buyer or the Parent, on behalf of the Sellers, if at the Parent Shareholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Parent Proposal is taken, the Required Shareholder Approval in favor of the Parent Proposal shall not have been obtained;

                (f)        by either the Buyer or the Parent, on behalf of the Sellers, if: (i) the Parent’s Board of the Directors of (or any committee thereof) shall have failed to recommend approval of the Parent Proposal in the Shareholder Circular or shall have formally or informally withdrawn or adversely modified, or publicly (or in a manner designed to become public) proposed to withdraw or adversely modify, its recommendation of the Parent Proposal; (ii) the Parent’s Board of Directors (or any committee thereof) shall have approved or recommended to the shareholders of the Parent an Acquisition Proposal (other than the transactions contemplated by this Agreement); or (iii) for any reason the Parent shall have failed to hold the Parent Shareholders Meeting and submit the Parent Proposal to the Parent’s shareholders by the date that is one Business Day prior to the Outside Date;

                (g)        the Buyer may terminate this Agreement by giving written notice to the Parent in the event any Seller is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.1(a) or Section 5.1(b) not to be satisfied and (ii) is not cured within 10 days following delivery by the Buyer to the Parent of written notice of such breach; or

                (h)        the Parent, on behalf of the Sellers, may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and (ii) is not cured within 10 days following delivery by the Parent to the Buyer of written notice of such breach.

        8.2        Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties provided that (a) any such termination shall not relieve any Party from liability for any willful breach by such Party, prior to the termination of this Agreement, of any covenant or agreement (but not any representation or warranty) contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party and (b) the provisions of Section 4.5(b) (Confidentiality), Section 8.3 (Termination Fee), this Section 8.2 (Effect of Termination), Section 12.6 (Notice), Section 12.9 (Expenses), Section 12.11 (Governing Law), Section 12.12 (Submission to Jurisdiction) and Section 12.15 (Waiver of Jury Trial) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

        8.3        Termination Fee. The Parent shall pay the Buyer a termination fee of U.S. $1,000,000 in the event of the termination of this Agreement by the Buyer or the Parent, on behalf of the Sellers, pursuant to Section 8.1(f); provided, however, that if this Agreement shall have been terminated for any reason other than pursuant to Section 8.1(f), and thereafter the Parent’s Board of Directors (or any committee thereof) shall have failed to recommend approval of the Parent Proposal in the Shareholder Circular or shall have withdrawn or modified its recommendation of the Parent Proposal, then in no event shall such termination be deemed or construed to have been made pursuant to Section 8.1(f) and no amounts shall be owed or owing under this Section 8.3. Any fee due under this Section 8.3 shall be paid to the Buyer by wire transfer of same-day funds within five (5) Business Days after the date of termination of this Agreement.

ARTICLE IX
EMPLOYEE MATTERS

        9.1        Offers of Employment. The Parties hereto intend that there shall be continuity of employment with respect to all Business Employees who accept the Buyer’s offer of employment hereunder and are employed by the Buyer immediately following the Closing (the “Transferred Employees”). The Sellers hereby consent to the hiring of the Business Employees effective on or after the Closing and waive, with respect to the employment effective on or after the Closing by the Buyer (or an Affiliate of the Buyer) of any Business Employees, any claims or rights the Sellers may have against the Buyer (or an Affiliate of the Buyer) or any Business Employee under any non-competition, confidentiality or employment agreement. The Buyer shall offer employment at will commencing on the Closing Date to all Business Employees. The employment offer for each Business Employee shall provide for total cash compensation (including base salary and bonus opportunity) and employee benefits that are no less favorable in the aggregate than the total cash compensation and employee benefits in the aggregate provided to such individual by the Sellers immediately prior to the Closing. Nothing in this Agreement shall be construed to prevent the Buyer (or any Affiliate of the Buyer) at any time from terminating the employment of any Transferred Employee, amending or terminating any employee benefit plan or otherwise changing the terms and conditions of employment of the Transferred Employees.

        9.2        Employee Bonus Program. The Parent shall, or shall cause the applicable Seller to, make the payments and take all such other actions and discharge all such other obligations in accordance with the Employee Bonus Program and shall not modify or terminate the Employee Bonus Program without the Buyer’s prior written consent.

        9.3        Service Credit. The Transferred Employees shall receive credit for all periods of employment and/or service with the Sellers and their Affiliates prior to the Closing Date for purposes of determining tenure requirements with respect to eligibility under the Buyer’s relevant plans and policies (except for any Personal Growth Leave Program).

        9.4        Transfer of German Employees. Other than the German Employees, except as provided in Section 9.1, the Buyer is under no obligation to hire any of the employees of OSG or any Affiliate of OSG. The Parties assume that the transfer of the assets related to OSG constitutes a transfer of undertaking within the meaning of Section 613a of the German Civil Code. OSG shall provide written notice, subject to the Buyer’s approval, to the German Employees of the transfer of undertaking within the meaning of Section 613a of the German Civil Code. If and to the extent that any employee of OSG or any other Affiliate of any Seller, other than the German Employees, except as provided in Section 9.1, claims to have a right of employment against the Buyer as a result of the transfer of assets related to OSG, the Buyer shall give notice to such employee and seek to terminate any employment relationship. Until such termination becomes effective and legally binding (in the case of a challenge by the claiming employee, this shall occur upon final decision of a competent court or a final settlement), the Parent shall indemnify the Buyer against all expenses incurred in connection with the employment and termination of this employee and any damages arising out of or in connection with such employee’s claim of employment, including, but not limited to, any (a) salaries or other benefits payable to such employee by the Buyer or any Affiliate of the Buyer, (b) any payments made to such employee in the course of a settlement agreement, and (c) any expenses incurred in the course of litigation or other legal dispute with such employee, including reasonable attorney fees; the same shall apply in the event that the termination does not become effective and the employee successfully claims employment relationship with the Buyer or any Affiliate of the Buyer.

        9.5        Assumption of Deferred Compensation. From and after the Closing, the Buyer shall assume the obligations of OSI under the Osmetech Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) relating to deferrals made by executives of OSI before or contemporaneous with the Closing (the “Deferred Compensation Obligation”), subject to the conditions set forth in the following provisions of this Section 9.5. Prior to the Closing, OSI shall cause the Trust under Osmetech Inc. Deferred Compensation Plan, a so-called “rabbi trust” (the “Rabbi Trust”), to be amended to the reasonable satisfaction of the Buyer to permit the assets of the Rabbi Trust to be used for the benefit of the Buyer in defraying the Deferred Compensation Obligation and shall cause the removal of the trustees of the Rabbi Trust and the appointment of a successor trustee or trustees designated by the Buyer in accordance with the terms of the existing Rabbi Trust. Payment of the Deferred Compensation Obligation shall be limited to payment out of the Rabbi Trust. The Buyer shall not be liable to any participant under the Deferred Compensation Plan for any insufficiency of the Rabbi Trust for payment of the Deferred Compensation Obligation. The Buyer shall have no obligation to (a) pay any amount with respect to the Deferred Compensation Obligation from its assets or property other than from the assets or property of the Rabbi Trust, (b) make any contributions to the Rabbi Trust or (c) permit any Transferred Employee to make any deferral of income. This Section 9.5 shall not take effect, with respect to any participant, if such participant in the Deferred Compensation Plan has not entered into an agreement in writing with the Buyer assenting to the assumption of the Deferred Compensation Obligation, which relates to him or her, upon the terms set forth in this Section 9.5.

ARTICLE X
OTHER POST-CLOSING COVENANTS

        10.1        Access to Information; Record Retention; Cooperation.

                (a)       Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations regarding classified Information and security clearance, following the Closing, each Party shall afford to each other Party and to such Party’s authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all Information within the possession or control of such Party and (ii) reasonable access to the personnel of such Party who possess such Information. Requests may be made under this Section 10.1(a) for financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Statement, resolving any differences between the Parties with respect to the Closing Statement, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.

                (b)       Preparation of the Closing Statement and Seller Financial Statements. Without limitation of the provisions of Section 10.1(a), following the Closing, the Buyer shall provide to the Parent all Information relating to the Business reasonably required for the Parent to prepare the financial statements of the Parent and its Affiliates and to review the Closing Statement, and the Parent shall provide to the Buyer all Information relating to the Business reasonably required for the Buyer to prepare the Closing Statement. In connection with the preparation of the Closing Statement and such financial statements, the Buyer and the Parent shall each provide to the other (and to its respective auditors) with full access to all necessary Information, and to the Business, its financial management and any accountant’s work papers, and all financial books, accounts and records relating to the Business in the possession of such Party.

                (c)       Retention of Records. Except as may otherwise be required by law or agreed to in writing by the Parties, each Party shall use reasonable commercial efforts to preserve, until six years after the Closing Date, all Information pertaining to the Business prior to the Closing in its possession or control. Following such six-year period, any Party may offer in writing to the other Party or Parties to deliver any Information to the other Party or Parties, and if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

                (d)       Confidentiality. Each Party shall hold, and shall use reasonable commercial efforts to cause their respective Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other furnished to it by the other Party or Parties or their representatives pursuant to this Section 10.1 or Section 4.5, or any other information disclosed before or after the date hereof in connection with the transactions contemplated hereby or the negotiation of this Agreement (except to the extent that such Information or other information (i) is or becomes generally available to the public other than as a result of any action or inaction by the receiving Party, (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the disclosing Party pursuant hereto, provided that the source of such Information or other information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such Information or other information, or (iii) is or becomes available on a non-confidential basis to the receiving Party from a source other than the disclosing Party, provided that the source of such Information or other information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such Information or other information), and each Party shall not release or disclose such Information or other information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors (each of whom must be advised prior to such disclosure of the confidential nature of the Information or other information, and must have agreed to keep such Information or other information confidential prior to receiving such Information or other information), unless compelled to disclose such Information or other information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by any of the foregoing, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Party is, in the written opinion of its counsel, compelled to disclose any Information or such other information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, such Party may so disclose the Information or other information without liability hereunder; provided, however, that, such Party gives written notice to the other Party or Parties of the Information or such other information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, uses all reasonable efforts to limit any such disclosure to the precise terms of such requirement and cooperates with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information by the tribunal or other entity.

        10.2        Non-Solicitation and No Hiring.

                (a)        For a period of five years after the Closing Date, none of the Sellers shall, either directly or indirectly (including through an Affiliate), (i) solicit or attempt to induce any Business Employee located anywhere in the world other than the European Economic Area (“EEA”) to terminate his employment with the Buyer or any Affiliate of the Buyer or (ii) hire or attempt to hire any Business Employee located anywhere in the world other than the EEA; provided, that this Section 10.2(a) shall not apply to any individual whose employment with the Buyer or an Affiliate of the Buyer has been terminated for a period of six months or longer; and further provided that clause (i) above shall not apply in the case of a general solicitation or advertisement.

                (b)        For a period of three years after the Closing Date, none of the Sellers shall, either directly or indirectly (including through an Affiliate), (i) solicit or attempt to induce any Business Employee located in the EEA to terminate his employment with the Buyer or any Affiliate of the Buyer or (ii) hire or attempt to hire any Business Employee located in the EEA; provided, that this Section 10.2(b) shall not apply to any individual whose employment with the Buyer or an Affiliate of the Buyer has been terminated for a period of six months or longer; and further provided that clause (i) above shall not apply in the case of a general solicitation or advertisement.

        10.3        Non-Competition.

                (a)        For a period of five years after the Closing Date, the Parent shall not, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world other than the EEA which is competitive with any product designed, developed (or under development), manufactured, sold or licensed, or any service provided by, any of the Sellers in each case relating to the Business, within the two-year period prior to the Closing Date or (ii) engage anywhere in the world other than the EEA in any business competitive with the Business, provided, however, that the actions described under clauses (i) and (ii) of this paragraph (a) may be taken beginning on the third anniversary of the Closing Date but only in order to market or sell products, or provide services, in the EEA.

                (b)        For a period of three years after the Closing Date, the Parent shall not, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the EEA which is competitive with any product designed, developed (or under development), manufactured, sold or licensed, or any service provided by, any of the Sellers in each case relating to the Business, within the two-year period prior to the Closing Date or (ii) engage anywhere in the EEA in any business competitive with the Business.

                (c)        Notwithstanding anything to the contrary, the Parent is not prevented hereby from investing, directly or indirectly, in any public company if the investment in such public company is for passive investment purposes only and the equity interest in such public company owned, directly or indirectly, by the Parent does not constitute more than five percent (5%) of the total equity interests in such public company.

                (d)        The Parent agrees that the duration and geographic scope of the non-competition provision set forth in this Section 10.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

                (e)        From and after the Closing until five years after the Closing, each Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates to, refer all inquiries regarding the business, products and services of the Business to the Buyer.

        10.4        Novation of Government Contracts.

                (a)        As soon as practicable following the Closing, the applicable Seller shall prepare (with the Buyer’s assistance, which will include preparation of all Information and documents required of the transferee for such requests), in accordance with Federal Acquisition Regulations, 48 CFR §42.1204, and any applicable agency regulations or policies, a written request meeting the requirements of such regulations or policies, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42), which shall be submitted by such Seller to each Responsible Contracting Officer, for the applicable U.S. Governmental Entity (i) to recognize the Buyer as such Seller’s successor-in-interest to each Government Contract and (ii) to enter into a Novation Agreement, in form and substance reasonably satisfactory to the Buyer and such Seller, pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of such Seller’s right, title and interest in and to, and all of such Seller’s obligations and liabilities under, such Government Contract shall be validly conveyed, transferred and assigned and novated to the Buyer by all parties thereto. The Sellers and the Buyer shall each use all commercially reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any such Government Contracts, including responding to any reasonable requests for Information by a U.S. Governmental Entity with regard to such Novation Agreements. Nothing in this Agreement shall require any Seller or the Buyer to pay any consideration for any such assignment or novation; provided, that each of the Buyer and the Parent shall bear 50% of any out-of-pocket costs associated with performing the obligations under this Section 10.4. Notwithstanding the foregoing, the Buyer acknowledges, on behalf of itself and each other Buyer Party, that no Seller makes any representation or warranty that any such novation of any of the Government Contracts will in fact be obtained.

                (b)        The Parties acknowledge that the transfer or assignment of a Government Contract is subject to the contracting agency’s approval of a Novation Agreement recognizing the Buyer as the successor-in-interest to the applicable Seller. Unless and until the contracting agency recognizes the Buyer as the successor-in-interest to the applicable Seller under any Government Contract, then the applicable Seller shall subcontract to the Buyer all of such Seller’s rights and obligations under such Government Contract to the maximum extent permissible under law. In connection therewith, the Buyer shall perform on behalf of such Seller all of such Seller’s obligations under such Government Contract, and such Seller shall remit to the Buyer all payments it receives under such Government Contract with respect to obligations performed by the Buyer (less any additional costs incurred by such Seller in connection therewith); provided, however, such authority to act as subcontractor shall not authorize the Buyer to settle or compromise claims under such Government Contracts or subcontracts where such claims are not Assumed Liabilities. The Buyer shall indemnify and hold each Seller and its directors, officers, employees, affiliates, agents and assigns harmless from any loss that directly results from any action taken or failed to be taken by the Buyer (or any Affiliate of the Buyer) pursuant to the grant of authority to act as subcontractor pursuant to this Section 10.4(b) other than losses arising from (i) the gross negligence or willful misconduct of any Seller or any Affiliate of any Seller or (ii) any action taken or failed to be taken by the Buyer (or any Affiliate of the Buyer) at the request or instruction of any Seller or any Affiliate of any Seller.

        10.5        Collection of Accounts Receivable. Each Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by such Seller after the Closing with respect to the accounts receivable purchased by the Buyer from the Sellers pursuant to this Agreement. Each Seller hereby authorizes the Buyer to endorse and cash any checks or instruments payable or endorsed to such Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Sellers.

        10.6        Payment of Assumed Liabilities. In the event that any Seller pays or discharges, after the Closing, any Assumed Liabilities, the Buyer shall reimburse such Seller for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge.

        10.7        Insurance. The Sellers shall provide reasonable cooperation to the Buyer in order to afford the Buyer the right to receive payment under any insurance policies of any of the Sellers covering the Business or the Acquired Assets prior to the Closing with respect to any claim or loss covered by such policies that relates to any of the Acquired Assets or constitutes an Assumed Liability. The Buyer shall promptly notify the Parent of the basis and amount of any such insurance claim. Any such rights of the Buyer to receive payment on any such insurance claim shall be subject to any deductibles, self-insured retentions, retained amounts, retentions or exclusions, to the Buyer’s payment of any retrospectively rated premiums, and to the other terms of the applicable insurance policy, each of which shall be the sole responsibility of the Buyer. If so requested by the Parent, the Buyer shall, as a condition to receiving payment on any such insurance claim, make arrangements reasonably satisfactory to the Parent for the payment directly to the applicable insurance carrier of any amounts which are the responsibility of the Buyer in accordance with the immediately preceding sentence. This Section 10.7 shall not require any of the Sellers to convert any “claims made” policy to an “occurrence based” policy or to otherwise change any policy, and shall not obligate the Sellers to maintain any insurance policy after the Closing.

        10.8        Use of Name for Transition Period.

                (a)        Following the Closing, except as otherwise provided herein, the Buyer shall have no rights to use any Retained Marks. Following the Closing, except as otherwise provided herein, the Sellers shall have no rights to use the Acquired Marks.

                (b)        Notwithstanding the provisions of Section 10.8(a), after the Closing Date, the Buyer may:

                        (i)        use for a period of twelve (12) months after the Closing, the Retained Marks on inventories existing on the Closing Date, provided that the products in such inventories are not modified or enhanced in any manner; and

                        (ii)        disclose to its customers and potential customers that it is conducting the Business from and after the Closing Date.

                (c)        Notwithstanding the provisions of Section 10.8(a), for a period of six (6) months after the Closing Date, the Sellers may continue to use the Acquired Marks on inventories existing on the Closing Date, provided that the products in such inventories are not modified or enhanced in any manner.

                (d)        The Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of the Sellers in connection with their business and operations and, with respect to such use, the Buyer shall adhere to substantially similar quality standards to which the Sellers adhered immediately prior to the Closing. The Sellers agree that their use of the Acquired Marks shall be consistent with the past practices of the Sellers in connection with the Business and its operations and, with respect to such use, the Sellers shall adhere to substantially similar quality standards to which the Sellers adhered immediately prior to the Closing.

        10.9        Use of Retained Marks in Transferred Technology. The Sellers and the Buyer will cooperate and use reasonable commercial efforts to provide to the Buyer for inclusion in its web site, as promptly as practicable following the Closing, all text, images and other content contained in all web sites relating to the Business maintained by the Sellers (or their Affiliates).

ARTICLE XI
DEFINITIONS

        For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

        “Acquired Assets ” shall mean all assets, properties and rights of each Seller of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, existing as of the Closing which are used in or related to the Business (except for the Excluded Assets), including, without limitation, the following assets, in each case to the extent owned by a Seller as of the Closing:

                (a)        to the extent assignable, all accounts receivable of the Sellers relating to the Business existing as of the Closing Date, whether or not billed, and all client deposits and retainers relating to the Business held by the Sellers;

                (b)        all Business Inventory;

                (c)        all Personal Property, wherever located;

                (d)        all prepaid expenses and lease and client deposits;

                (e)        all computers, equipment, furniture, furnishings, fixtures, machinery, leasehold improvements, vehicles, tools and tooling and other tangible personal property and all warranties and guarantees, if any, express or implied, existing for the benefit of any Seller in connection therewith to the extent transferable;

                (f)        the Leased Real Property;

                (g)        all of the Sellers’ right, title and interest in and to the Assigned Contracts, subject to Section 1.5 and Section 10.4;

                (h)        all Business Intellectual Property;

                (i)        to the extent assignable, all of the Sellers’ right, title and interest in and to all franchises, licenses, Permits, certifications, approvals and authorizations relating to the Business;

                (j)        all of the Sellers’ goodwill relating to the Business;

                (k)        the Acquired Marks;

                (l)        all claims (including claims for past infringement or misappropriation of Business Intellectual Property or rights related thereto included in the Acquired Assets) and causes of action of any Seller relating to the Business against any other person, whether or not such claims and causes of action have been asserted, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery of the Sellers (regardless of whether such rights are currently exercisable) relating to the Acquired Assets to the extent transferable;

                (m)        all sales and marketing materials, to the extent exclusively related to the Business, and all other assets and properties of the Sellers relating to the Business of every nature whatsoever, tangible and intangible, and wherever located, such as financial and operational records, customer lists, customer records and histories, customer invoices, lists of suppliers and vendors and all records relating thereto, list of sales agents, price lists, engineering drawings, records with respect to production, engineering, product development costs, instruction manuals, purchasing materials, media materials, manufacturing and quality control records and procedures, research and development files, data and laboratory books; and

                (n)        subject to Section 9.5, all rights of OSI in and with respect to the assets of the Rabbi Trust.

        “ Acquired Marks” shall mean all trademarks, service marks, names, logos and trade names used in or related to the Business, and all registrations and applications for registration thereof, including without limitation, the marks listed in Section 2.11(a) of the Disclosure Schedule (but in all events excluding the Retained Marks).

        “ Acquisition Proposal” shall have the meaning set forth in Section 4.6(a).

        “Adjusted Purchase Price” shall mean the Purchase Price as adjusted pursuant to Section 1.4.

        “ Affiliate” shall mean, with respect to a specified person or entity, another person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

        “ Affiliated Group” shall mean a group of corporations with which any of the Sellers has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

        “ Affiliated Period” shall mean any period in which any of the Sellers was a member of an Affiliated Group.

        “ Agreed Amount” shall mean part, but not all, of the Claimed Amount agreed to by and between the Indemnifying Party and the Indemnified Party.

        “Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

        “AIM” shall mean the AIM (Alternative Investment Market) market of the London Stock Exchange.

        “AIM Rules” means the rules of AIM.

        “Alternative Acquisition Agreement” shall have the meaning set forth in Section 4.6(c).

        “ Ancillary Agreements” shall mean the agreements and instruments referred to in clauses (iii) through (ix) in Section 1.3(b) of this Agreement.

        “ Assigned Contracts” shall mean the rights under all contracts, agreements, Leases, understandings or arrangements to which any Seller is party, in each case used in or related to the Business, including without limitation the Designated Contracts (but in all events excluding those agreements listed on Schedule 1.1(b)).

        “ Assumed Liabilities” shall mean and be limited to the following liabilities and obligations of the Sellers relating to the Business:

                (a)        all liabilities and obligations under the Assigned Contracts arising after the Closing, including the unmatured obligations to perform under such Assigned Contracts, subject to Section 1.5 and Section 10.4;

                (b)        all liabilities and obligations under the Permits of any Seller transferred pursuant to Section 1.1(a) arising after the Closing;

                (c)        all liabilities and obligations for any Taxes for which the Buyer is liable pursuant to Article VII;

                (d)        all liabilities and obligations arising after the Closing out of or relating to Deferred Items under Section 1.5;

                (e)        all liabilities and obligations arising out of the operation or conduct of the Business, the operation of the Business Facilities, or ownership of the Acquired Assets, after the Closing;

                (f)        all trade payables of the Business and all accrued expenses of the Business;

                (g)        all Warranty Obligations;

                (h)        all liabilities and obligations of the Sellers related to any unearned income under customer services contracts included in the Assigned Contracts;

                (i)        all liabilities and obligations of the Sellers in respect of the Business existing as of the Balance Sheet Date (other than Excluded Liabilities specifically listed in clauses (a) through (m) of the definition thereof), but only if and to the extent that the same are accrued or reserved for on the Most Recent Balance Sheet and the Closing Statement (excluding any notes or schedules thereto) and remain unpaid and undischarged on the Closing Date;

                (j)        all liabilities and obligations of the Sellers arising in the regular and ordinary course of the Business between the Balance Sheet Date and the Closing Date (other than Excluded Liabilities specifically listed in clauses (a) through (m) of the definition thereof), to the extent that the same remain unpaid and undischarged on the Closing Date and are accrued or reserved for on the face of the Closing Statement (excluding any notes or schedules thereto), but only to the extent also reflected in the Closing Statement; and

                (k)        subject to Section 9.5, all liabilities and obligations of OSI arising after the Closing under the Deferred Compensation Plan.

        “ Balance Sheet Date” shall mean country-regionSeptember 30, 2006.

        “Benchmark Net Asset Value” shall mean U.S. $5,850,000.

        “ Business” shall mean the Critical Care Diagnostics business of the Sellers, which for the avoidance of doubt is the design, development, manufacture, distribution and sale of instruments and related consumables for blood gas, electrolyte and metabolite analysis in the human and veterinary in vitro diagnostic market.

        “Business Benefit Plans” shall mean any Employee Benefit Plan maintained, or contributed to, by any Seller, or any ERISA Affiliate for the benefit of Business Employees (and their beneficiaries) that are material to the Business.

        “ Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York, or London, United Kingdom are permitted or required by law, executive order or governmental decree to remain closed.

        “ Business Employees” shall mean all employees of the Sellers exclusively engaged in the Business.

        “Business Facilities” means the facilities covered by the Leases.

        “Business Intellectual Property” shall mean all of the following that are owned by a Seller and used in the Business:

                (a)        patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

                (b)        trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

                (c)        copyrights and registrations and applications for registration thereof;

                (d)        mask works and registrations and applications for registration thereof;

                (e)        computer software, data and documentation;

                (f)        inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

                (g)        other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions);

                (h)        domain names; and

                (i)        copies and tangible embodiments thereof.

        “ Business Inventory” shall mean the all inventory, stock in trade, work-in-progress, finished goods and raw materials of the Sellers, including all inventory in transit to the Sellers, in each case used in or related to the Business.

        “Business Material Adverse Effect” shall mean any change, effect or circumstance that (a) is materially adverse to the business, financial condition or results of operations of the Business as a whole, or (b) prohibits or prevents the Sellers from consummating the transactions contemplated by this Agreement; provided, however, that any change, effect or circumstance arising from or related to: (i) conditions generally affecting economies of the United States of America, the United Kingdom or the Federal Republic of Germany or generally affecting one or more industries in which any Seller operates (provided that such change, effect or circumstance does not have a disproportionate impact on the Business); (ii) the Buyer’s unreasonable withholding of a consent to any Seller’s request, or unreasonable delay in consenting to any Seller’s request, to take any of the actions specified in Section 4.2(b) hereof; (iii) any adverse change in or effect on the Business that is cured before the Closing; or (iv) except as provided in Section 5.1(d), the termination by any of the Business’ suppliers, distributors or customers of their relationships with the Business or any decrease by such persons or entities in the services, supplies or materials purchased, used or provided to or from any of the Sellers, in each case as a result of the announcement of the transactions contemplated by this Agreement, shall not be taken into account in determining whether a “Business Material Adverse Effect” has occurred or would or could reasonably be expected to occur with respect to such entity.

        “ Business Products” shall mean products or services produced, sold or provided by the Business.

        “ Business Trade Secrets” means trade secrets owned or purported to be owned or used or held for use by the Sellers, in each case used in or related to the Business.

        “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

        “Buyer Basket” shall have the meaning set forth in Section 6.6(b).

        “Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injection against, the Buyer) of Section 5.2 is satisfied.

        “Buyer Material Adverse Effect” shall mean any change, effect or circumstance that impairs, in any material respect, the ability of the Buyer to consummate the transactions contemplated by this Agreement.

        “Buyer Party” shall mean the Buyer, IDEXX Laboratories, Inc. and each other Affiliate or either of them, if any, to which, prior to the Closing, the Buyer has assigned this Agreement, or any portion hereof, or any or all of the Buyer’s rights, interests and obligations hereunder.

        “Cash Consideration” shall mean U.S. $44,900,000.

        “Claimed Amount” shall mean the amount of any Damages claimed by an Indemnified Party in a Claim Notice.

        “Claim Notice” shall mean a written notice which contains (i) a description and the Claimed Amount of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

        “Closing” shall mean the closing of the transactions contemplated by this Agreement.

        “Closing Date” shall mean the date on which the Closing occurs, which shall be January 31, 2007, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have not been satisfied in full or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three Business Days) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived.

        “Closing Statement” shall mean a statement calculating the Net Asset Value as of the Closing Date.

        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        “Confidentiality Agreement” shall mean the confidentiality letter agreement dated August 1, 2006 between IDEXX Laboratories, Inc. and the Parent.

        “Contingent Workers” shall mean the independent contractors, consultants, temporary employees, leased employees or other servants or agents rendering services to the Business and classified by the applicable Seller as other than Business Employees or compensated other than through wages paid by the applicable Seller through its payroll department and reported on a form W-2.

        “Customers and Distributors” shall have the meaning set forth in Section 2.27.

        “Damages” shall mean any and all liabilities, monetary damages, fines, fees, penalties, costs and expenses (including without limitation reasonable attorneys’ fees and expenses, punitive, unforeseen, indirect or other consequential damages and damages measured by lost profits).

        “Deferred Compensation Obligation” shall have the meaning set forth in Section 9.5.

        “Deferred Compensation Plan” shall have the meaning set forth in Section 9.5.

        “Deferred Consent” shall mean an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof.

        “Deferred Item” shall mean the contract, lease, authorization, license or permit to which Deferred Consent relates.

        “Designated Contract” shall mean each contract and agreement listed in Section 2.12(a) of the Disclosure Schedule.

        “Disclosure Schedule” shall mean the disclosure schedule provided by the Sellers to, and accepted by, the Buyer on the date hereof, as the same may be amended or supplemented in accordance with Section 4.9.

        “EEA” shall have the meaning set forth in Section 10.2(a).

        “Employee Benefit Plan” shall mean (a) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan, (b) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (c) to the extent applicable to more than one employee, any other written or oral plan, agreement or arrangement involving compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits, but excluding any Employee Benefit Plan required to be maintained or contributed to under foreign law.

        “Employee Bonus Program” shall mean the employee bonus program described in Section 4.7.

        “Environment” shall mean any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

        “Environmental Law” shall mean any foreign, federal, state, provincial, or municipal statute, rule or regulation as in effect on the Closing Date relating to the protection of the Environment or occupational health and safety, including, without limitation, any statute or regulation pertaining to (a) the presence, manufacture, processing, use, treatment, storage, disposal, transportation, handling or generation of Materials of Environmental Concern; (b) air, water and noise pollution; (c) groundwater and soil contamination; or (d) the Release or threatened Release of Materials of Environmental Concern to the Environment.

        “Environmental Matters” shall mean any legal obligation or liability arising under Environmental Law.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

        “ERISA Affiliate” shall mean any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any Seller.

        “Excluded Assets” shall mean:

                (a)        all cash and cash equivalents of the Business;

                (b)        all assets, properties or rights listed on, or arising under any contracts or agreements listed on, Schedule 1.1(b);

                (c)        all rights to insurance claims, related refunds and proceeds arising from or related to the Excluded Assets and Excluded Liabilities;

                (d)        all rights which accrue or will accrue to the benefit of the Sellers under this Agreement or the Ancillary Agreements;

                (e)        all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing relating to the items set forth above or to any Excluded Liabilities;

                (f)        all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related to any Excluded Assets or Excluded Liabilities, and all personnel records and other books and records that any Seller is required by any law, statute, rule, regulation or order to retain in its possession;

                (g)        all Intercompany Assets;

                (h)        the Retained Marks;

                (i)        all losses, loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any Taxes to the extent attributable to the period prior to the Closing, including interest thereon, and whether or not any of the foregoing is derived from the Business;

                (j)        (i) all general books of account and books of original entry that constitute any Seller’s permanent or Tax records and books and records that any Seller is required to retain pursuant to any statute, rule or regulation, (ii) all books and records which do not relate to the Business or which relate exclusively to the Excluded Liabilities and/or the Excluded Assets, (iii) all books, records, files and other data of any Seller which relate to organizational and corporate governance proceedings of such Seller or to income Tax matters of any Seller and (iv) all accounting books and records of any Seller; and

                (k)        all Tax Returns, reports and estimates of any Seller (other than property Tax Returns applicable to the Business and all payroll tax information related to the Business for the portion of the calendar year prior to the Closing required to fully and accurately prepare employment Tax Returns, each of which shall be Acquired Assets) and all workpapers and other materials used in preparation of such Tax Returns, reports and other estimates (in each case, whether or not related to the Business and whether or not originals or copies).

        “Excluded Liabilities” shall mean any and all liabilities and obligations of the Sellers (other than the Assumed Liabilities), including without limitation, the following:

                (a)        all liabilities and obligations relating to the Excluded Assets;

                (b)        all liabilities and obligations for any Taxes for which any of the Sellers is liable pursuant to Article VII;

                (c)        all liabilities and obligations of the Sellers listed on Schedule 1.1(b);

                (d)        all liabilities and obligations of the Sellers under this Agreement and the Ancillary Agreements;

                (e)        all liabilities and obligations of any Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (including without limitation any fees for financial advisors engaged by or on behalf of the Sellers);

                (f)        all liabilities and obligations for any breach, act or omission by any Seller prior to the Closing under any agreement relating to the Business to which such Seller was party;

                (g)        all liabilities and obligations arising out of events occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

                (h)        all liabilities and obligations to pay severance benefits to any employee of any Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities and obligations resulting from the termination of employment of employees of any Seller prior to the Closing that arose under any foreign, federal or state law or under any Employee Benefit Plan established or maintained by such Seller;

                (i)        except as provided in Article IX, all liabilities and obligations relating to Business Employees for periods prior to the Closing, any Business Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate, including without limitation, payroll, payroll taxes, and accrued personal, sick or vacation time;

                (j)        all liabilities and obligations with respect to German employment matters for which the Parent has agreed to indemnify the Buyer under Section 9.4;

                (k)        all liabilities and obligations to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of any Seller or was serving at the request of such Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

                (l)        all Intercompany Liabilities; and

                (m)        all indebtedness for borrowed money incurred, assumed or guaranteed by any Seller.

        “FDA” shall mean the United States Food and Drug Administration, or successor entity.

        “FD&C Act” shall have the meaning set forth in Section 2.19.

        “Final Closing Statement” shall mean the statement accepted (or deemed accepted) by the Parent pursuant to Section 1.4(b), prepared and signed pursuant to Section 1.4(c)(ii) or delivered by the Neutral Accountant pursuant to Section 1.4(c)(v), as the case may be.

        “Financial Statements” shall mean (a) the unaudited consolidated balance sheets and consolidated statements of operations and cash flows of the Business as of and for the eight-month period ended December 31, 2005 prepared in accordance with UK GAAP, and (b) the unaudited consolidated balance sheet and consolidated statement of operations of the Business as of and for the nine-month period ended as of the Balance Sheet Date prepared in accordance with UK GAAP before customary year-end adjustments of the types described in Section 2.4 of the Disclosure Schedule.

        “German Employees” shall mean the employees listed on Schedule 9.4.

        “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

        “Governmental Filings” shall mean all registrations, filings and notices with or to Governmental Entities.

        “Government Contract” shall mean any contract, grant, cooperative agreement, cooperative research and development agreement, or other transaction agreement with respect to the Business that (a) is between any Seller and a Governmental Entity or (b) is entered into by any Seller as a subcontractor (at any tier) in connection with a contract between another entity and a Governmental Entity.

        “Income Taxes” shall mean any taxes imposed upon or measured by net income.

        “Indemnification Cap” shall have the meaning set forth in Section 6.5(a).

        “Indemnified Party” shall mean the party entitled to indemnification under Article VI of this Agreement.

        “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

        “Information” shall mean all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information relating to the Business.

        “Intercompany Assets” shall mean all accounts receivable of the Business between or among one or more Sellers or their Affiliates.

        “Intercompany Liabilities” shall mean all accounts payable, liabilities and other obligations of the Business between or among one or more Sellers or their respective Affiliates.

        “IRS” shall mean the United States Internal Revenue Service.

        “Key Employees” shall mean C. Lin, B. Heitz and H. He.

        “Leased Real Property” shall mean the leasehold interests of the Sellers to the facilities covered by the Leases.

        “Leases” shall mean any lease or sublease pursuant to which any Seller leases or subleases from another party any real property that is used in or related to the Business.

        “London Stock Exchange” shall mean the London Stock Exchange plc.

        “Materials of Environmental Concern” shall mean any hazardous substance, pollutant or contaminant, as those terms are defined under the U.S. federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, solid waste and hazardous waste, as those terms are defined in the U.S. federal Resource Conservation and Recovery Act (as in effect on the date of this Agreement) and oil, petroleum and petroleum products.

        “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Business as of the Balance Sheet Date.

        “Multiemployer Plan” shall mean a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

        “Net Asset Value” shall mean the book value of (a) total tangible Acquired Assets, less (b) total Assumed Liabilities, determined in accordance with UK GAAP and consistent with past practice. For the avoidance of doubt, the calculation of Net Asset Value shall not include any future liability related to the Roche Diagnostic License Agreement.

        “Neutral Accountant” shall mean Ernst & Young LLP.

        “Novation Agreement” shall mean an agreement pursuant to which a Seller’s right, title and interest in and to, and all of a Seller’s obligations and liabilities under, any Government Contract shall be conveyed, transferred, assigned and novated to the Buyer.

        “Outside Date” shall have the meaning set forth in Section 8.1(b).

        “Parent” shall have the meaning set forth in the first paragraph of this Agreement.

        “Parent Basket” shall have the meaning set forth in Section 6.5(b).

        “Parent Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, any Seller) of Section 5.1 is satisfied.

        “Parent Proposal” shall mean the proposal submitted to the shareholders of the Parent relating to this Agreement and the transactions contemplated herein and included in the Shareholder Circular.

        “Parent Shareholders Meeting” shall have the meaning set forth in Section 4.4.

        “Parties” shall mean the Sellers and the Buyer collectively.

        “Permits” shall mean all permits, clearances, approvals, licenses, franchises or authorizations from any Governmental Entity relating to the development, use, maintenance or occupation of the Leased Real Property, the manufacturing, sale, distribution, advertising or promotion of the products of the Business, or any operations of the Business.

        “Personal Property” shall have the meaning set forth in Section 2.8(a).

        “PMA” shall have the meaning set forth in Section 2.20.

        “Pre-Closing Tax Period” shall have the meaning set forth in Section 7.2.

        “Purchase Price” shall have the meaning set forth in Section 1.2(a).

        “Rabbi Trust” shall have the meaning set forth in Section 9.5.

        “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern).

        “Required Shareholder Approval” shall mean the approval of the Parent Proposal by the Parent’s shareholders in accordance with the AIM Rules and all applicable laws.

        “Retained Marks” shall mean any all trademarks, service marks, names, logos and trade names of the Sellers listed on Schedule 1.1(b).

        “Roche Diagnostic License Agreement” shall mean the License Agreement effective March 31, 2003 among F. Hoffman-LaRoche Ltd., Roche Diagnostics Corporation, Roche Diagnostics GmbH and Osmetech Inc., as amended.

        “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s, landlord’s, carrier’s, contractor’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (d) liens for Taxes not yet due and payable, (e) liens for Taxes which are being contested in good faith, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, (g) liens arising solely by action of the Buyer and (h) solely with respect to real property, any easements, rights of way, restrictions on access and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the Business and not detracting materially from the use, occupancy, value or marketability of title of such real property.

        “Seller” shall have the meaning set forth in the first paragraph of this Agreement.

        “Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

        “Shareholder Circular” shall mean the Shareholder Circular and notice convening an extraordinary general meeting of the shareholders of the Parent, to be sent to the shareholders of the Parent in connection with the Parent Shareholders Meeting and complying in all respects with the AIM Rules.

        “Suppliers” shall have the meaning set forth in Section 2.27.

        “Tax Audit” shall mean any audit or examination of Taxes by any Taxing Authority.

        “Taxes” shall mean all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, social security charges and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

        “Taxing Authority” shall mean any applicable Governmental Entity responsible for the imposition of Taxes.

        “Tax Returns” shall mean all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority in connection with Taxes.

        “Third Party Consents” shall mean all waivers, permits, consents, approvals or other authorizations from Governmental Entities, shareholders and other third parties.

        “Third Party Rights” shall mean the rights of any other party under any patent, trademark, service mark, copyright, trade secret, confidential information or other intellectual property.

        “Transferred Employees” shall have the meaning set forth in Section 9.1.

        “Transition Services Agreements” shall mean the Transition Services Agreements described in Section 1.3(b)(ix).

        “Treasury Regulations” shall mean any applicable regulations issued by the United States Department of the Treasury interpreting the Code.

        “UK GAAP” shall mean United Kingdom generally accepted accounting principles.

        “Unresolved Objections” shall mean those objections to the Closing Statement that the Buyer and the Parent did not resolve prior to engaging a Neutral Accountant.

        “Warranty Obligations” shall mean all liabilities and obligations arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, Business Products.

ARTICLE XII
MISCELLANEOUS

        12.1        Press Releases and Announcements. Immediately after the execution and delivery of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement, substantially in the form previously delivered to each other. The Parent shall also issue a press release to comply with the AIM Rules substantially in the form previously delivered to the Buyer. Prior to the Closing, no Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the Parent (in the case of the Buyer) or the Buyer (in the case of the Sellers); provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review such press release or announcement prior to its publication).

        12.2        No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

        12.3        Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

        12.4        Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Buyer (or any of its Affiliates), on the one hand, and the Sellers (or any of their Affiliates), on the other hand, with respect to the subject matter hereof. This Agreement supersedes any prior agreements or understandings among the Buyer (or any of its Affiliates), on the one hand, and the Sellers (or any of their Affiliates), on the other hand, including without limitation the Letter of Intent, dated as of November 6, 2006, between IDEXX Laboratories, Inc. and the Parent, and any representations or statements made by or on behalf of any Seller or any of their respective Affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement, and the Parties specifically disclaim reliance on any such prior representations or statements to the extend not embodied in this Agreement. The Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

        12.5        Succession and Assignment. The Buyer may assign to an Affiliate of the Buyer this Agreement, or any portion hereof, and any or all of Buyer’s rights, interests and obligations hereunder without the prior written approval of the Parent or any other Seller; provided that IDEXX Laboratories, Inc. may only assign this Agreement or any of its rights, interests or obligations hereunder in accordance with the next sentence. None of the Sellers nor IDEXX Laboratories, Inc. may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties, which written approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, to any entity that acquires all or substantially all of a Party’s business or assets. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

        12.6        Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer:	Copies to:

IDEXX Laboratories, Inc.	WilmerHale
One IDEXX Drive	60 State Street
Westbrook, Maine 04092	Boston, Massachusetts 02109

Facsimile: 207-556-4347	Facsimile: (617) 526-5000
Attention: Office of General Counsel	Attention: James R. Burke, Esq.

If to any Seller:	Copies to:

Osmetech Inc.	Dechert LLP
136 Weymouth Street	30 Rockefeller Plaza
Rockland, Massachusetts 02370	New York, New York 10112

Facsimile:	Facsimile: (212) 698-3599
Attention:	Attention: Carl A. de Brito, Esq.
Sang H. Park, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        12.7        Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        12.8        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

        12.9        Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        12.10        Specific Performance. Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party or Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

        12.11        Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

        12.12        Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.6. Nothing in this Section 12.12 however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

        12.13        Construction.

                (a)        The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                (b)        Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                (c)        The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                (d)        Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

                (e)        All references to “$", “Dollars” or “US$” refer to currency of the United States of America.

        12.14        Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including without limitation the calculation, payment or reimbursement of Damages under Article VI hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the Party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article VI hereof, would have first become obligated to do so but for the operation of Section 6.5 or Section 6.6 hereof); provided, however, that nothing in this Section 12.14 shall be deemed to require any Party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a Party to violate, applicable law or UK GAAP.

        12.15        Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.

        12.16        Incorporation of Exhibits and Schedules. The Exhibits, Disclosure Schedules and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        12.17        Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature or by electronic mail in “portable document format.”

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

OSMETECH PLC
By: /s/James White
Name: James White
Title: CEO

OSMETECH TECHNOLOGY INC.
By: /s/James White
Name: James White
Title: CEO

OSMETECH INC.
By: /s/James White
Name: James White
Title: CEO

OSMETECH GMBH
By: /s/Alfred Marek
Name: Alfre Marek
Title: Managing Director

BUYER:

IDEXX SCIENCES, INC.

By: /s/Michael J. Williams
Name: Michael J. Williams
Title: President

IDEXX LABORATORIES, INC.

(only for the limited purpose of agreeing to and becoming bound by the provisions of Section 6.10)

By: /s/Jonathan W. Ayers
Name: Jonathan W. Ayers
Title: President and CEO

[Signature page to Purchase and Sale Agreement]

EXHIBIT A-1

FORM OF BILL OF SALE FOR GERMAN ASSETS

        This Bill of Sale dated as of [____________], 2007 is executed and delivered by Osmetech GmbH, a company organized under the laws of Germany (the “German Seller”), to IDEXX Sciences GmbH, a company organized under the laws of Germany (the “German Buyer”). All capitalized terms used in this Bill of Sale and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase and Sale Agreement dated as of December 15, 2006 among Osmetech plc, a public limited company incorporated in England and Wales with registered number 02849544, Osmetech Technology Inc., a Delaware corporation, Osmetech Inc., a Delaware corporation, the German Seller, IDEXX Sciences, Inc., a Delaware corporation (the “Buyer”), and IDEXX Laboratories, Inc., a country-regioncountry-regionDelaware corporation (the “Agreement”).

        WHEREAS, pursuant to Section 12.5 of the Agreement, the Buyer has assigned its right to buy the German Assets (as defined below) to the German Buyer; and

        WHEREAS, pursuant to the Agreement, the German Seller has agreed to sell, convey, assign, transfer and deliver to the German Buyer (as assignee of the Buyer), and the German Buyer (as assignee of the Buyer) has agreed to purchase and acquire, all the German Seller’s right, title and interest in and to the assets, properties, contracts and rights of the German Seller identified on Schedules A through D and all other Acquired Assets pertaining to the German Seller’s business (collectively the “German Assets ”).

        NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement, the German Seller and the German Buyer hereby agree as follows:

    1.        The parties to this Bill of Sale agree that the German Assets shall be transferred from the German Seller to the German Buyer as follows:

        1.1 The German Seller and the German Buyer agree that title to (i) the fixed and tangible assets and all other movable items listed on Schedule A as well as to all other fixed and tangible assets and all other movable items owned by the German Seller and being kept at the German Seller’s premises as of the date hereof (the “Tangible Assets”), and (ii) the inventory listed on Schedule B as well as all other inventory owned by the German Seller and being kept at the German Seller’s premises as of the date hereof (the “Inventory”) shall be transferred (Einigung über den Eigentumsübergang), as of the date hereof, from the German Seller to the German Buyer free and clear of all Security Interests. To the extent that, as of the date hereof, third party rights under a retention of title (Eigentumsvorbehalt) shall exist on the Tangible Assets or the Inventory or where such Tangible Assets or the Inventory have been subject to transfer by way of security (Sicherungsübereignung), the German Seller transfers to the German Buyer its expectancy right (Anwartschaftsrecht) with regard to full title. To the extent the Tangible Assets or the Inventory are in the possession of the German Seller, the parties to this Bill of Sale agree that the transfer of title from the German Seller to the German Buyer is effected, as of the date hereof, by the German Seller transferring possession regarding these items to the German Buyer in the German Seller’s premises in Robert-Bosch-Strasse 1, 61267 Neu-Anspach, according to Section 929 of the German Civil Code. To the extent the Tangible Assets or the Inventory are in the possession of third parties, the German Seller hereby assigns according to Section 931 of the German Civil Code, as of the date hereof, to the German Buyer, and the German Buyer hereby accepts the assignment of, the German Seller’s claim for delivery against the respective possessor.

        1.2 As of the date hereof, the German Seller assigns (tritt ab) to the German Buyer and the German Buyer accepts the accounts receivable listed on Schedule C and all other accounts receivable pertaining to the German Seller’s business (the “Accounts Receivable”). The German Seller will immediately after the date hereof inform all of its debtors about the sale and assignment of the Accounts Receivable in order to ensure that payment will be made to the German Buyer. Should the German Seller receive any payment for the Accounts Receivable, which were assigned to the German Buyer under this Bill of Sale, or in the event of a prohibition, irrespective whether by law or by contract, of assignment, the German Seller undertakes to immediately transfer any and all such monies to the German Buyer.

        1.3 The German Seller and the German Buyer hereby agree that, as of the date hereof, the German Buyer assumes from the German Seller the contracts listed on Schedule D (the “Contracts”) as a whole (Vertragsübernahme). In the event that the consent of the respective other party to the assumption of the respective Contract has not been obtained by the German Seller, Section 1.5 of the Agreement shall apply.

    2.        The German Seller hereby covenants and agrees that it will, at the request of the German Buyer and without further consideration, execute and deliver, and will use its commercially reasonable efforts to cause its employees to execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action, as may reasonably be necessary to more effectively sell, transfer, convey, assign and deliver to, and vest in, the German Buyer, its successors and assigns, good, clear, record and marketable title to the German Assets hereby sold, transferred, conveyed, assigned and delivered, or intended so to be, and to put the German Buyer in actual possession thereof, to assist the German Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of the Agreement.

    3.        The German Seller, by its execution of this Bill of Sale, and the German Buyer, by its acceptance of this Bill of Sale, hereby acknowledge and agree that neither the representations and warranties nor the rights, remedies or obligations of the Parties under the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this instrument. If any term or provision of this Bill of Sale conflicts with the terms or provisions of the Agreement, the terms and provisions of the Agreement shall prevail.

    4.        This Bill of Sale shall be governed by and construed in accordance with the laws of Germany and its rules of construction, without giving effect to any choice or conflict of law provision or rule (whether of Germany or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of Germany. German legal terms in brackets shall prevail over the corresponding English terms stated in this Bill of Sale.

A-1-2

        IN WITNESS WHEREOF, the German Seller and the German Buyer have caused this instrument to be duly executed as of and on the date first above written.

GERMAN SELLER:

OSMETECH GmbH

By:
Name:
Title:

ACCEPTED BY:

GERMAN BUYER:

By:
Name:
Title:

A-1-3

EXHIBIT A-2

FORM OF BILL OF SALE FOR NON-GERMAN ASSETS

        This Bill of Sale dated as of [____________], 2007 is executed and delivered by Osmetech plc, a public limited company incorporated in England and Wales with registered number 02849544, Osmetech Technology Inc., a Delaware corporation, and Osmetech Inc., a Delaware corporation (which are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”), to IDEXX Sciences, Inc., a Delaware corporation (the “Buyer”). All capitalized terms used in this Bill of Sale and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase and Sale Agreement dated as of December 15, 2006 among the Buyer, IDEXX Laboratories, Inc., a Delaware corporation, the Sellers and Osmetech GmbH, a company organized under the laws of Germany (the “German Seller”) (the “Agreement”).

        WHEREAS, pursuant to the Agreement, each Seller has agreed to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer has agreed to purchase and acquire, all of such Seller’s right, title and interest in and to the Acquired Assets other than the assets, properties and rights identified on the Bill of Sale For German Assets, dated as of the date hereof, executed and delivered by the German Seller in favor of IDEXX Sciences GmbH, a company organized under the laws of Germany (such assets, properties and rights being sold, conveyed, assigned, transferred and delivered hereby, the “Other Acquired Assets”).

        NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Sellers hereby agree as follows:

    1.        The Sellers hereby sell, convey, assign, transfer and deliver to the Buyer, and its respective successors and assigns, all of the Sellers’ rights, title and interest in, to and under all of the Other Acquired Assets, free and clear of all Security Interests.

    2.        The Buyer hereby acknowledges receipt of such rights, title and interest in, to and under all of the Other Acquired Assets.

    3.        Each Seller hereby covenants and agrees that it will, at the reasonable request of the Buyer, execute and deliver, and will use its commercially reasonable efforts to cause its employees to execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action, as may reasonably be necessary to more effectively sell, transfer, convey, assign and deliver to, and vest in, the Buyer, its successors and assigns, good, clear, record and marketable title to the Other Acquired Assets hereby sold, transferred, conveyed, assigned and delivered, or intended so to be, and to put the Buyer in actual possession thereof and to carry out the purpose and intent of the Agreement.

    4.        Each Seller, by its execution of this Bill of Sale, and the Buyer, by its acceptance of this Bill of Sale, hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of the Parties under the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this instrument. If any term or provision of this Bill of Sale conflicts with the terms or provisions of the Agreement, the terms and provisions of the Agreement shall prevail.

    5.        This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

[Remainder of Page Intentionally Left Blank.]

A-2-2

        IN WITNESS WHEREOF, the Sellers and the Buyer have caused this instrument to be duly executed as of and on the date first above written.

SELLERS:

OSMETECH PLC

By:
Name:
Title:

OSMETECH TECHNOLOGY INC.

By:
Name:
Title:

OSMETECH INC.

By:
Name:
Title:

ACCEPTED BY:

BUYER:

IDEXX SCIENCES, INC.

By:
Name:
Title:

A-2-3

EXHIBIT B

FORM OF PATENT ASSIGNMENT

        For good and valuable consideration, the receipt of which is hereby acknowledged, [Osmetech plc, a public limited company incorporated in England and Wales with registered number 02849544, Osmetech Technology Inc., a Delaware corporation, and Osmetech Inc., a Delaware corporation (which are each individually referred to herein as a “Seller” and are collectively referred to herein as the “ Sellers”)], hereby assign to IDEXX Sciences, Inc., a Delaware corporation having a place of business at One IDEXX Drive, Westbrook, Maine 04092 ( the “Buyer”), the Sellers’ entire right, title and interest for the United States of America and its territorial possessions, and all foreign countries including all rights of priority, in inventions disclosed in the patents and patent applications identified on Schedule A, and in and to all Letters Patents of the United States and all foreign countries which may or shall be granted on said inventions, or any parts thereof, or any divisional, continuing, reissue or other applications based in whole or in part thereon, and the right to recover for past infringement of the patents. The Buyer hereby accepts said Assignment.

The Sellers do hereby authorize and request the Commissioner of Patents and Trademarks of the country-regioncountry-regionUnited States to issue such Letters Patent as shall be granted upon said inventions or applications based thereon to said Buyer, its successors and assigns.

        Executed as of the [__] day of [__________], 2007.

SELLERS:

OSMETECH PLC

By:
Name:
Title:

OSMETECH TECHNOLOGY INC.

By:
Name:
Title:

OSMETECH INC.

By:
Name:
Title:

      State of [___]

      County of [___]

On this ___ day of [__________], 2007, before me, the undersigned notary public, personally appeared [______________________], proved to me through satisfactory evidence of identification, which was [_______________________], to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

________________________________ Notary Public

My commission expires:

      ACCEPTED:

      IDEXX SCIENCES, INC.

      By:________________________________

      Name:_____________________________

      Title:______________________________

      State of [___]

      County of [___]

On this [___] day of [__________] , 2007, before me, the undersigned notary public, personally appeared [______________________], proved to me through satisfactory evidence of identification, which was [_______________________], to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

________________________________ Notary Public

My commission expires:

Schedule A

Assignment of Patent

Patent Applications

Title	Country	Serial No.	Filing Date

Issued Patents

Title	Country	Serial No.	Filing Date

[To be completed]

EXHIBIT C

FORM OF TRADEMARK ASSIGNMENT

        For good and valuable consideration, the receipt of which is hereby acknowledged, [Osmetech plc, a public limited company incorporated in England and Wales with registered number 02849544, Osmetech Technology Inc., a Delaware corporation, and Osmetech Inc., a Delaware corporation (which are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”)], the owners of the trademark applications and/or registrations identified on Schedule A, including the goodwill of the business connected with the use of, and symbolized by, said marks, hereby assign to IDEXX Sciences, Inc., a Delaware corporation having a place of business at One IDEXX Drive, Westbrook, Maine 04092 ( the “Buyer”), the Sellers’ entire right, title and interest in and to the trademark applications and/or registrations identified on Schedule A and the trademarks which are the subject thereof, including the goodwill of the business connected with the use of, and symbolized by, said marks, and the right to recover for past infringement of the trademarks. The Buyer hereby accepts said Assignment.

        Each Seller further agrees, for itself, its successors and assigns, to execute such further documents and to perform such further lawful acts as may reasonably be requested by the Buyer to effectuate this Assignment.

        Executed as of the [_____] day of [__________], 2007.

SELLERS:

OSMETECH PLC

By:
Name:
Title:

OSMETECH TECHNOLOGY INC.

By:
Name:
Title:

OSMETECH INC.

By:
Name:
Title:

      State of [____________]

      County of [____________]

On this [___] day of [_________], 2007, before me, the undersigned notary public, personally appeared [______________________], proved to me through satisfactory evidence of identification, which was [_______________________], to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

________________________________ Notary Public

My commission expires:

      ACCEPTED:

      IDEXX SCIENCES, INC.

      By:________________________________

      Name:_____________________________

      Title:______________________________

      State of [____________]

      County of [____________]

On this [___] day of [__________], 2007, before me, the undersigned notary public, personally appeared [______________________], proved to me through satisfactory evidence of identification, which was [_______________________] to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

________________________________ Notary Public

My commission expires:

Schedule A

Assignment of Trademarks

Trademark Applications

Mark	Country	Serial No.	Filing Date

Trademark Registrations

Mark	Country	Serial No.	Filing Date

[to be completed]

EXHIBIT D

FORM OF COPYRIGHT ASSIGNMENT

        For good and valuable consideration, the receipt of which is hereby acknowledged, [Osmetech plc, a public limited company incorporated in England and Wales with registered number 02849544, Osmetech Technology Inc., a Delaware corporation, and Osmetech Inc., a Delaware corporation (which are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”)], the owners of the copyright applications and/or registrations identified on Schedule A, hereby assign to IDEXX Sciences, Inc., a Delaware corporation having a place of business at One IDEXX Drive, Westbrook, Maine 04092 (the “Buyer”), all of the Sellers’ right, title and interest in and to all said registered copyright applications and/or registrations identified on Schedule A, the copyrights that are the subject thereof and the right to recover for past infringement of such copyrights.

        Each Seller further agrees, for itself, its successors and assigns, to execute such further documents and to perform such further lawful acts as may reasonably be requested by the Buyer to effectuate this Assignment.

        Executed as of the [_____] day of [__________], 2007.

SELLERS:

OSMETECH PLC

By:
Name:
Title:

OSMETECH TECHNOLOGY INC.

By:
Name:
Title:

OSMETECH INC.

By:
Name:
Title:

      State of [____________]

      County of [____________]

On this [___] day of [_________], 2007, before me, the undersigned notary public, personally appeared [______________________], proved to me through satisfactory evidence of identification, which was [_______________________], to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

________________________________ Notary Public

My commission expires:

      ACCEPTED:

      IDEXX SCIENCES, INC.

      By:________________________________

      Name:_____________________________

      Title:______________________________

      State of [____________]

      County of [____________]

On this [___] day of [__________], 2007, before me, the undersigned notary public, personally appeared [______________________], proved to me through satisfactory evidence of identification, which was [_______________________], to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

[affix seal]

________________________________ Notary Public

My commission expires:

Schedule A

Assignment of Copyright

Title	Registration No.	Regis. Date

[to be completed]

EXHIBIT E-1

FORM OF ASSUMPTION AGREEMENT FOR GERMAN LIABILITIES

        This Assumption Agreement dated as of [____________], 2007, is made by IDEXX, Sciences GmbH, a company organized under the laws of Germany ( the “German Buyer”), in favor of Osmetech GmbH, a company organized under the laws of Germany (the “German Seller”). All capitalized terms used in this Assumption Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase and Sale Agreement dated as of December 15, 2006 among Osmetech plc, a public limited company incorporated in England and Wales with registered number 02849544, Osmetech Technology Inc., a Delaware corporation, Osmetech Inc., a Delaware corporation, the German Seller, IDEXX Sciences, Inc., a Delaware corporation (the “Buyer”), and IDEXX Laboratories, Inc., a Delaware corporation (the “Agreement”).

        WHEREAS, pursuant to Section 12.5 of the Agreement, the Buyer has delegated its obligations and duties to assume the German Liabilities (as defined below) to the German Buyer; and

        WHEREAS, pursuant to the Agreement, the German Buyer (as assignee of the Buyer) has agreed to assume the liabilities and obligations of the German Seller identified on Schedule A (the “German Liabilities”).

        NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement, the German Buyer and the German Seller hereby agree as follows:

        1.     The German Buyer hereby assumes and agrees to pay, perform and discharge when due, the German Liabilities. Should the German Seller be forced by a court order or an injunction to make any payments with respect to the German Liabilities, including but not limited to cases where the consent of a creditor to the assumption cannot be obtained, the German Buyer undertakes to immediately reimburse the German Seller for any such payments. However, for the avoidance of doubt, the German Buyer shall be under no obligation to reimburse the German Seller if and to the extent the German Buyer itself had already made payments on the respective German Liabilities to the respective third parties.

        2.     The German Buyer does not hereby assume or agree to perform, pay or discharge, and the German Seller shall remain unconditionally liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of the German Seller which are not German Liabilities.

        3.     The German Seller and the German Buyer hereby agree that, as of the date hereof, the German Buyer assumes from the German Seller the contracts listed on Schedule B (the “Contracts”) as a whole (Vertragsübernahme). In the event that the consent of the respective other party to the assumption of the respective Contract has not been obtained by the German Seller, Section 1.5 of the Agreement shall apply.

        4.     The German Buyer, by its execution of this Assumption Agreement, and the German Seller, by its acceptance of this Assumption Agreement, hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of the Parties under the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this instrument. If any term or provision of this Assumption Agreement conflicts with the terms or provisions of the Agreement, the terms and provisions of the Agreement shall prevail.

        5.     This Assumption Agreement shall be governed by and construed in accordance with the laws of Germany without giving effect to any choice or conflict of law provision or rule (whether of Germany or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of Germany.

[Remainder of Page Intentionally Left Blank.]

E-1-2

        IN WITNESS WHEREOF, the German Buyer and the German Seller have caused this instrument to be duly executed as of and on the date first above written.

GERMAN BUYER:

IDEXX SCIENCES GmbH

By:
Name:
Title:

ACCEPTED BY:

GERMAN SELLER:

OSMETECH GmbH

By:
Name:
Title:

E-1-3

EXHIBIT E-2

FORM OF ASSUMPTION AGREEMENT FOR NON-GERMAN LIABILITIES

        This Assumption Agreement dated as of [____________], 2007, is made by IDEXX Sciences, Inc., a Delaware corporation (the “Buyer”), in favor of Osmetech plc, a public limited company incorporated in England and Wales with registered number 02849544, Osmetech Technology Inc., a Delaware corporation, and Osmetech Inc., a Delaware corporation (which are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”). All capitalized terms used in this Assumption Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase and Sale Agreement dated as of December 15, 2006 among the Buyer, IDEXX Laboratories, Inc., a Delaware corporation, the Sellers and Osmetech GmbH, a company organized under the laws of Germany (the “German Seller”) (the “Agreement”).

        WHEREAS, pursuant to the Agreement, the Buyer has agreed to assume the Assumed Liabilities other than the liabilities and obligations identified on the Assumption Agreement for German Liabilities dated as of the date hereof executed and delivered by IDEXX Sciences GmbH, a company organized under the laws of Germany, in favor of the German Seller (such liabilities and obligations being assumed hereby, the “Other Assumed Liabilities”).

        NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Buyer hereby agrees as follows:

        1.     The Buyer hereby assumes and agrees to pay, perform and discharge when due, the Other Assumed Liabilities. Should any Seller be forced to make any payments with respect to the Other Assumed Liabilities, the Buyer undertakes to immediately reimburse such Seller for any such payments.

        .     The Buyer does not hereby assume or agree to perform, pay or discharge, and the Sellers shall remain unconditionally liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of any Seller which are not Other Assumed Liabilities.

        3.     The Buyer, by its execution of this Assumption Agreement, and each Seller, by its acceptance of this Assumption Agreement, hereby acknowledges and agrees that neither the representations and warranties nor the rights, remedies or obligations of the Parties under the Agreement shall be deemed to be enlarged, diminished, modified or altered in any way by this instrument. If any term or provision of this Assumption Agreement conflicts with the terms or provisions of the Agreement, the terms and provisions of the Agreement shall prevail.

        4.     This Assumption Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

        IN WITNESS WHEREOF, the Buyer and the Sellers have caused this instrument to be duly executed as of and on the date first above written.

BUYER:

IDEXX SCIENCES, INC.

By:
Name:
Title:

ACCEPTED BY:

SELLERS:

OSMETECH PLC

By:
Name:
Title:

OSMETECH TECHNOLOGY INC.

By:
Name:
Title:

OSMETECH INC.

By:
Name:
Title:

E-2-2